UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

NEVADA

(Jurisdiction of incorporation or organization)

1041	32-0196442
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

82 Richmond Street East, Toronto, Ontario, Canada M5C 1P1

(Address of principal business offices)

416-477-7771

(Registrant’s telephone number, including area code)

J.P. Galda

c/o J.P. Galda & Co., 40 E. Lancaster Avenue LTW 22, Ardmore, PA 19003

(Name, address of agent for service)

Copies of Communications to:

J.P. Galda & Co. Attn: J.P. Galda, Esq.

40 East Montgomery Avenue LTW 220

Ardmore, PA 19003

Tel: (215) 815-1534

Email: jpjalda@jpgaldaco.com

Approximate date of commencement of proposed sale of the securities to the public: From time to time commencing as soon as possible after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, without par value	40,690,160	(1)	$.1962	$7,983,409	$740.02

(1) Represents additional shares that may be resold by the selling shareholders named herein under “Selling Securityholders” which were issued in private placements subsequent to December 2020 (the “Newly Registered Securities”). In the event of stock splits, stock dividends or similar transactions involving the Common Shares, the number of Common Shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low price reported on November 19, 2021 on the OTC QB for the common stock, par value $0.0001 per share, of the Registrant.

Pursuant to Rule 429(a) of the Securities Act, the prospectus included in this registration statement is a combined prospectus relating to the Newly Registered Securities and common shares that were issued in private placements prior to December 28, 2020 (the “Previously Registered Shares”). Pursuant to Rule 429(b), this registration statement, upon effectiveness, also constitutes a post-effective amendment to the registrant’s Registration Statement on Form S-1, File No. 333-249682, initially filed on October 27, 2020 and declared effective on December 28, 2020 (the “Prior Registration Statement”), which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 22, 2021

PRELIMINARY PROSPECTUS

PROSPECTUS

BUNKER HILL MINING CORP.

11,462,229 Common Shares

99,017,713 Common Share Issuable Pursuant to Common Share Purchase Warrants

This prospectus (this “Prospectus”) relates to the resale of common shares in the capital of Bunker Hill Mining Corp. (“we”, “our” or the “Company”) (“Common Shares”) and Common Shares issuable upon exercise of Common Share purchase warrants (the “Warrants”) held by selling shareholders which were issued by the Company in previous private placement transactions by the selling security holders named herein under “Selling Shareholders and Certain Beneficial Owners” (the “Selling Shareholders”). We will not receive any proceeds from the resale of these Common Shares, although we may receive proceeds from the exercise of the warrants.

The selling shareholders may offer all or part of the Common Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Company is paying for all registration, listing and qualification fees, printing fees and legal fees.

Our Common Shares are quoted on the OTC QB under the ticker symbol “BHLL.” On November 19, 2021, the closing price of our Common Shares was U.S. $.1974 per Common Share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. The purchase of the securities offered through this Prospectus involves a high degree of risk. See section entitled “Risk Factors” starting on page 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dated: ▲, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” together with the additional information described under “Information Incorporated by Reference.” Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Bunker Hill Mining Corp., a Nevada corporation. References to “$” refer to monetary amounts expressed in U.S. dollars. All references to “C$” refer to monetary amounts expressed in Canadian dollars.

Note Regarding Financial Statements

On February 12, 2021, the Company’s Board of Directors (the “Board”) approved a change in our fiscal year end from the last day of June to a calendar fiscal year ending on the last day of December of each year, effective January 1, 2021. In this report, references to “fiscal year” refer to years ending June 30. References in this report to the “transition period” refer to the six-month period ended December 31, 2020.

Our Business

Corporate Information

The Company was incorporated for the purpose of engaging in mineral exploration and development activities. The Company’s sole focus is the Bunker Hill mine (the “Mine”), as described below.

Corporate History

The Company was incorporated under the laws of the State of Nevada, U.S.A, on February 20, 2007 under the name Lincoln Mining Corp. On February 11, 2010, the Company changed its name to Liberty Silver Corp and subsequently, on September 29, 2017, the Company changed its name to Bunker Hill Mining Corp. The Company’s registered office is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701, and its head office is located at 82 Richmond Street East, Toronto, Ontario, Canada, M5C 1P1, and its telephone number is 416-477-7771. The Company’s website is www.bunkerhillmining.com. Information appearing on the website is not incorporated by reference into this report.

On August 28, 2017, the Company announced that it signed a definitive agreement with Placer Mining Corporation (“Placer Mining”), the current owner of the Mine, for the lease and option to purchase the Mine in Idaho (the “Lease and Option Agreement”).

The Mine remains the largest single producing mine by tonnage in the Coeur d’Alene lead, zinc and silver mining district in Northern Idaho. Historically and according to the Bunker Hill Mines Annual Report 1980, the Mine produced over 35,000,000 tonnes of ore grading on average 8.76% lead, 3.67% zinc, and 155 g/t silver. The Mine is the Company’s only focus, with a view to raising capital to rehabilitate the mine and put it back into production.

On November 1, 2019, the Lease and Option Agreement was amended (the “Amended Agreement”). Under the terms of the Amended Agreement, the Company has an option to purchase the marketable assets of the Mine for a purchase price of $11,000,000 at any time prior to the expiration of the Amended Agreement, payable $6,200,000 in cash, and $4,800,000 in unregistered Common Shares of the Company (calculated using the market price at the time of exercise of the purchase option). Upon signing the Amended Agreement, the Company paid a one-time, non-refundable cash payment of $300,000 to Placer Mining. This payment will be applied to the cash portion of the purchase price upon execution of the purchase option. In the event the Company elects not to exercise the purchase option, the payment shall be treated as an additional care and maintenance payment. An additional term of the Amended Agreement provides for the elimination of all royalty payments that were to be paid to Placer Mining.

Under the terms of the Amended Agreement, during the term of the lease, the Company must make care and maintenance payments in the amount of $60,000 monthly plus other expenses, i.e. taxes, utilities and mine rescue payments.

On July 27, 2020, the Company announced that it secured, for a $150,000 cash payment, a further extension to the Lease and Option, Amended and Extension Agreements to purchase the Mine from Placer Mining (the “Second Extension”). The Second Extension is for a further 18 months and is in addition to the 6-month extension. This Second Extension expires on August 1, 2022. This Second Extension provides the Company with more time to invest the proceeds of the ongoing financing in ways that compile and digitize fully over 95 years of historical and geological data, verify the historical reserves, and explore the high-grade silver targets within the Mine complex.

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On November 20, 2020 the Company successfully renegotiated the Amended Agreement. Under the new terms, the purchase price has been decreased from $11,000,000 to $7,700,000, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Mine as having been previously paid by the Company and an aggregate of $5,400,000 payable in cash outstanding) and $2,000,000 in Common Shares of the Company. The reference price for the payment in Common Shares will be based on the share price of the last equity raise before the option is exercised. The Company will continue to make a monthly care and maintenance payment of $60,000 to the Lessor in return for on-going technical support to the Company. Under this amendment to the Amended Agreement, the Company’s contingent obligation to settle $1,787,300 of accrued payments due to the Lessor has been waived. Further, under the amendment to the Amended Agreement, the Company is to make an advance payment of $2,000,000 to Placer Mining, which shall be credited toward the purchase price of the Mine when the Company elects to exercise its purchase right. In the event that the Company irrevocably elects not to exercise its purchase right, the advance payment of $2,000,000 will be repaid to the Company within twelve months from the date of such election. The Company made this advance payment, which had the effect of decreasing the remaining amount payable to purchase the Mine to an aggregate of $3,400,000 payable in cash and $2,000,000 in Common Shares of the Company.

As a part of the purchase price, the Amended Agreement also requires payments pursuant to an agreement with the U.S. Environmental Protection Agency (“EPA”) whereby for so long as the Company leases, owns and/or occupies the Mine, the Company will make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for cost recovery. These payments, if all are made, will total $20,000,000. The agreement calls for payments starting with $1,000,000 30 days after a fully ratified agreement was signed (which payment was made) followed by $2,000,000 on November 1, 2018 and $3,000,000 on each of the next 5 anniversaries with a final $2,000,000 payment on November 1, 2024. In addition to these payments, the Company is to make semi-annual payments of $480,000 on June 1 and December 1 of each year, to cover the EPA’s estimated costs of maintaining and treating water at the water treatment facility with a true-up to be paid by the Company once the actual costs are determined. The November 1, 2018, December 1, 2018, June 1, 2019, November 1, 2019 and November 1, 2020 payments, totaling $8,960,000, were not made, and concurrent with discussions concerning the long-term water management solutions the Company is having discussions with the EPA in an effort to reschedule these payments in ways that enable the sustainable operation of the Mine as a viable long-term business.

Management believes the Amended Agreement will provide the Company time to complete exploratory drilling, engineering studies, produce a mine plan and raise the money needed to move forward. Management continues to push forward and advance the timeline to realizing shareholder value.

The Company believes that there are numerous exploration targets of opportunity left in the Mine from surface, in parallel to known and mined mineralization and at depth, below existing workings. In addition to the zinc-rich zones, these also include high-grade lead-silver veins which are currently the primary focus of the Company’s exploration programs.

Recent Developments

Board and Officer Appointments

On March 27, 2020, the Company appointed Mr. Richard Williams to the Company’s Board and as Executive Chairman of the Company.

On April 14, 2020, Mr. Sam Ash was appointed as President and CEO of the Company to replace in this position Mr. John Ryan. Mr. Ryan continued to serve the Company as a non-executive member of the Board until his resignation on November 2, 2020.

On October 30, 2020, the Company appointed Ms. Pamela Saxton to serve as an independent director, and Chair of the Audit Committee, replacing Hugh Aird.

On November 2, 2020, the Company appointed Ms. Cassandra Joseph to the Board as an independent director, and Chair of the new Governance Committee, replacing John Ryan who retired from the Board after serving since 2016.

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Effective as of January 12, 2021, the Board appointed Mr. David Wiens to the role of Chief Financial Officer and Corporate Secretary of the Company, replacing Mr. Wayne Parsons, who continues to serve on the Board.

Financing Transactions

On April 24, 2020, the Company extended the demand date of a promissory note payable to August 1, 2020. In consideration, the Company issued 400,000 Common Share purchase warrants to the lender at an exercise price of C$0.50. The Common Share purchase warrants expire on November 13, 2021.

On May 12, 2020, the Company issued 107,143 Common Shares at a price of $0.56 per Common Share (the “May $0.56 Issuance”), pursuant to the terms of a private placement of Common Shares at $0.56 per Common Share. The previous tranche closed on February 26, 2020. The May $0.56 Issuance was made in consultation with the Canadian Securities Exchange (“CSE”). Additionally, the Company issued two promissory notes. The first promissory note was in the amount of $362,650 (C$500,000), net of $89,190 of debt issue costs (the “First Note”). The First Note bears no interest and is due on demand 90 days after the issue date. Subsequent to June 30, 2020, the balance of the First Note was repaid in full. The second promissory note was in the amount of $141,704 (C$200,000), net of $35,676 of debt issue costs (the “Second Note”). The Second Note bears no interest and is due on demand 90 days after the issue date. The Second Note was settled in full by shares issued subsequent to June 30, 2020.

On June 30, 2020, the Company issued a promissory note in the amount of $75,000 (C$103,988). The note bears no interest and is due on demand. The promissory note was repaid in full subsequent to June 30, 2020.

On June 30, 2020, the Company issued a promissory note in the amount of $75,000 (C$103,988) to a director of the Company. The note bears no interest and is due on demand. The promissory note was repaid in full subsequent to June 30, 2020

In addition, the Company entered into a loan agreement with an arm’s length third party for an unsecured loan facility of $1,200,000 (the “Loan”) due August 31, 2020. As consideration for the Loan, the Company agreed to pay the lender a one-time origination fee of $360,000. The purpose of the Loan is to provide the Company with working capital pending the completion of an equity financing. In addition, the Company announced that it has entered into an extension agreement with Placer Mining to extend the Lease and Option and Amended Agreements for the Mine (the “Extension”) for an additional six-month term subject to the same terms and conditions of the Lease. The term of the Extension began on August 2, 2020 and will expire on February 1, 2021. In connection with the Extension, a one-time payment of $60,000 was paid to Placer Mining.

On August 14, 2020, the Company closed the first tranche of the brokered private placement of units of the Company (the “August 2020 Offering”), issuing 35,212,142 units of the Company (the “August 2020 Units”) at C$0.35 per August 2020 Unit for gross proceeds of C$12,324,250. Each August 2020 Unit consisted of one Common Share and one Common Share purchase warrant of the Company (“August 2020 Warrant”). Each August 2020 Warrant is exercisable into a Common Share of the Company at C$0.50 per August 2020 Warrant until August 31, 2023. In connection with the first tranche of the August 2020 Offering, the Company paid cash compensation of C$739,455 and issued 2,112,729 compensation options (the “August 2020 Compensation Options”). Each August 2020 Compensation Option is exercisable into one August 2020 Unit until August 31, 2023.

On August 25, 2020, the Company closed the second tranche of the August 2020 Offering, issuing 20,866,292 August 2020 Units at C$0.35 per August 2020 Unit for gross proceeds of C$7,303,202. In connection with the second tranche of the August 2020 Offering, the Company paid cash compensation of C$314,512 and issued 1,127,178 August 2020 Compensation Options. The Company also issued 2,205,714 August 2020 Units to settle C$772,000 of debt. The registration statement of which this report is a part was filed by the Company as a result of an agreement with the placement agents in the August 2020 Offering.

On October 9, 2020, the Company issued 5,572,980 shares at a deemed price of C$0.50 based on the fair value of the share issued to settle $1,600,000 of convertible loan payable and $500,000 of interest payable. As a result, the Company recorded a loss on debt settlement of $106,113.

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On December 28, 2020, the Company announced that early-stage strategic investors have entered into voluntary lock up agreements pursuant to which they will not sell, transfer or pledge any of the Company shares acquired in the 2019 recapitalization. This represents approximately 35 million shares or 24.5% of the issued share capital of the Company. The lock-up includes shares held by Hummingbird Resources PLC (“Hummingbird”) as well as management and advisors and is in effect until December 31, 2021. In addition, the term of the Common Share purchase warrants issued with the 2019 recapitalization has been amended to December 31, 2025, and the exercise price has been amended from C$0.25 to C$0.59.

On February 24, 2021, the Company closed a non-brokered private placement of 19,994,080 Units of the Company at $0.40 per Unit for gross proceeds of approximately C$8,000,000. Each Unit consists of one Common Share of the Company and one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share of the Company at a price of C$0.60 per Common Share for a period of five years. Pursuant to the offering, certain directors and officers of the Company acquired 626,580 Units. This issuance of such Units in connection with the offering was considered a “related party transaction” as such term is defined under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

On September 23, 2021, the Company announced that it entered into a loan of $2,500,000 to support near-term working capital requirements, and also to purchase a land parcel contiguous to the Mine for approximately $200,000. The purchased land will be available as security on the loan. The loan has a maturity date of the earlier of March 15, 2022, or the date at which more than US$10,000,000 of equity in the Company is raised in aggregate, beginning September 22, 2021. Interest on the outstanding principal balance shall accrue daily and be calculated, in arrears, at the rate of 15% per annum and payable at maturity. There are no other fees or costs payable in relation to the Loan, which may also be repaid at any time prior to maturity without penalty.

Bunker Hill Mine Restart Developments

Since March 2020, the Company has been working systematically to validate in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) standards up to 9 million tons of primarily zinc ore contained within the UTZ, Quill and Newgard Ore Bodies. This work was conducted between April and July 2020, and involved over 9,000 feet of drilling from Underground and extensive sampling from the many open stopes above the water-level. These zones could provide the majority of the early feed if the Company were to achieve a restart of the Mine.

On September 28, 2020, the Company announced its maiden mineral resources estimate consisting of a total of 8.9 million tons in the Inferred category, containing 11 million ounces of silver, 880 million pounds of zinc, and 410 million pounds of lead, which represented the result of the Company’s extensive drilling and sampling efforts conducted between April and July 2020.

On November 12, 2020, the Company announced the launch of a Preliminary Economic Assessment (“PEA”) to assess the potential for a rapid restart of the Mine for minimal capital by focusing on the de-watered upper areas of the Mine, utilizing existing infrastructure, and based on truck haulage and toll milling methods.

On January 26, 2021, the Company reported continued progress towards completing the previously announced PEA, and further detail regarding the potential parameters of the restart, including: i) low up-front capital costs through utilization of existing infrastructure, potentially enabling a rapid production restart; ii) a staged approach to mining, potentially supporting a long-life operation; iii) underground processing and tailings deposition with potential for high recovery rates; iv) development of a sustainable operation with minimal environmental footprint; and v) potential increase in the existing resource base.

To support the Company’s strategy of targeting a rapid production restart as outlined above, development drilling subsequent to November 2020 focused on targets in the upper levels of the Mine located in close proximity to existing infrastructure, aimed at expanding the resource base for the PEA.

On March 19, 2021, the Company announced a mineral resource estimate (the “Mineral Resource Estimate” or “MRE”) consisting of a total of: 4.4 million tons in the Indicated category, containing 3.0 million ounces of silver, 487 million pounds of zinc, and 176 million pounds of lead; 5.6 million tons in the Inferred category, containing 8.3 million ounces of silver, 548 million pounds of zinc, and 312 million pounds of lead.

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On April 20, 2021, the Company announced the results of its PEA for the Mine. The PEA contemplates a $42 million initial capital cost (including 20% contingency) to rapidly restart the Mine, generating approximately $20 million of annual average free cash flow over a 10-year mine life, and producing over 550 million pounds of zinc, 290 million pounds of lead, and 7 million ounces of silver at all-in sustaining costs of $0.65 per payable pound of zinc (net of by-products). The PEA contemplates a low environmental footprint, long-term water management solution, and significant positive economic impact for the Shoshone County, Idaho community. The PEA is based on the Mineral Resource Estimate described above and published on May 3, 2021, following the drilling program conducted in 2020 and early 2021 to validate the historical reserves. The PEA includes a mining inventory of 5.5Mt, which represents a portion of the 4.4Mt Indicated mineral resource and 5.6Mt Inferred mineral resource that comprise the Mineral Resource Estimate. The PEA is preliminary in nature and includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the project described in the PEA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

On May 3, 2021, the Company filed a technical report with further detail regarding the MRE entitled “Technical Report for the Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA” with an effective date of March 22, 2021. This technical report was prepared in accordance with the requirements of subpart 1300 of Regulation S-K (the “SEC Mining Modernization Rules”) and Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”).

On June 4, 2021, the Company filed a technical report entitled “Technical Report And Preliminary Economic Assessment For Underground Milling And Concentration Of Lead, Silver And Zinc At The Bunker Hill Mine, Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA” in support of the PEA that it announced on April 20, 2021 (as described above). This technical report was prepared in accordance with the requirements of the SEC Mining Modernization Rules and NI 43-101

On September 20, 2021, the Company announced the results of an updated PEA for the Mine. The updated PEA contemplates a $44 million initial capital cost (including 20% contingency) to rapidly restart the Mine, generating approximately $25 million of annual average free cash flow over an 11-year mine life, and producing over 590 million pounds of zinc, 320 million pounds of lead, and 8 million ounces of silver at all-in sustaining costs of $0.47 per payable pound of zinc (net of by-products). As with the PEA published on June 4, 2021, the updated PEA is based on the Mineral Resource Estimate described above and published on May 3, 2021, following the drilling program conducted in 2020 and early 2021 to validate the historical reserves. The PEA includes a mining inventory of 6.4Mt, which represents a portion of the 4.4Mt Indicated mineral resource and 5.6Mt Inferred mineral resource that comprise the Mineral Resource Estimate.

On October [27], 2021, the Company filed a technical report entitled “Technical Report And Preliminary Economic Assessment For Underground Milling And Concentration Of Lead, Silver And Zinc At The Bunker Hill Mine, Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA” in support of the updated PEA that it announced on September 20, 2021 (as described above). This technical report was prepared in accordance with the requirements of the SEC Mining Modernization Rules and NI-43-101 and is filed as an exhibit to the Registration Statement of which this prospectus is a part.

Further details regarding the MRE, including estimation methodologies, can be found in the technical report which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

Silver-Focused Exploration

With the completion of exploration drilling related to the MRE, the Company’s exploration strategy has been focused on high-grade silver targets within the upper areas of the Mine that have been identified by the data review and digitization process. The aim of this program is to identify, develop and add high-grade silver resources in ways that materially increase the relative quantity of silver resources relative to lead and zinc.

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Consistent with that strategy and concurrent with the announcement of the updated mineral resources estimate, the Company announced the identification of a new silver exploration opportunity in the hanging wall of the Cate Fault which it intends to include in its ongoing drilling campaign. In conjunction with this drilling campaign, continued digitization, geologic modeling and interpretation will continue to focus on identifying additional high grade silver exploration targets.

On March 29, 2021, the Company announced multiple high-grade silver mineralization results through chip-channel sampling of newly accessible areas of the Mine identified through the Company’s proprietary 3D digitization program, and as part of its ongoing silver-focused drilling program. An area was identified on the 9-level that resulted in ten separate chip samples greater than 900 g/t AgEq(1), each with minimum 0.6m length. Mineralization remains open up dip, down dip and along strike from the sampling location. The Company also reported drill results including a 3.8m intercept with a grade of 996.6 g/t AgEq(1), intersected at the down-dip extension of the UTZ zone at the 5-level. The Company will continue to report mineralized drill intercepts concurrent with its ongoing exploration program that is currently envisaged to comprise 10,000 to 12,000 feet in 2021.

On August 23, 2021, the Company announced further drill results, including intercepts from silver-lead vein extensions delineated through testing of the down-dip and off-set portions of the Jersey-Deadwood vein system on the 9-level.

(1)	Prices used to calculate Ag Eq are as follows: Zn=$1.16/lb; Pb=$0.92/lb; and Ag=$20/oz.

Water Management Optimization

In September 2020, the Company began its water management program with the goal of improving the understanding of the Mine’s water system and enacting immediate improvement in the water quality of effluent leaving the Mine for treatment at the Central Treatment Plant (“CTP”). Informed by historical research provided by the EPA, the Company initiated a study of the water system of the Mine to: i) identify of the areas where sulphuric acid (Acid Mine Drainage, or “AMD”) is generated in the greatest and most concentrated quantities, and ii) understand the general flow paths of AMD on its way through and out of the mine as it travels to the CTP.

Leveraging its improved understanding through this study, on February 11, 2021 the Company announced the successful commissioning of a water pre-treatment plant located within the Mine, designed to significantly improve the quality of Mine water discharge, which in turn would support a rapid restart of the Mine. Specifically, the water pre-treatment plant achieves this goal by reducing significantly the amount of treatment required at the CTP, and the associated costs, before the Mine water is discharged into the south fork of the Coeur D’Alene River, removing over 70% of the metals from water before it leaves the Mine, with the potential for further improvements.

In an effort to improve transparency to all stakeholders with regard to the results of this system, the Company launched a water quality tracking platform on its website on March 15, 2021, which uploads real-time data every five minutes and provides an interactive database to allow detailed historical analysis.

Legal Proceedings

On or about June 14, 2021, a lawsuit was filed in the US District Court for the District of Idaho brought by a purported personal representative of the estate of a minority shareholder of Placer Mining. The named defendants include Placer Mining, certain of Placer Mining’s shareholders, the Company, and certain of the Company’s shareholders. The lawsuit alleges that Placer Mining entered into a series of transactions, including amendments to the Company’s lease with Placer Mining, in breach of an agreement dated August 31, 2018, which allegedly restricted the sale of shares in Placer Mining by certain shareholders. In August 2021, the Company and other defendants filed motions to dismiss the claims for lack of jurisdiction and standing. On September 3, 2021, plaintiff responded to the motion to dismiss and agreed that Placer Mining should be dismissed for lack of jurisdiction.  The Company, as well as other named defendants, filed replies in support of the motions to dismiss and argued that Placer Mining is an indispensable party and with dismissal of Placer Mining the lawsuit should be dismissed. The US District Court has not yet ruled on the motions to dismiss, but the Company believes the motion to dismiss will be granted and the lawsuit dismissed.

On July 28, 2021, a lawsuit was filed in the US District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, the Company filed a motion to dismiss Crescent’s claims against it, contending that such claims are facially deficient. On October 26, 2021, the Company asserted claims against Crescent in a separate lawsuit, Bunker Hill Mining Corporation v. Venzee Technologies Inc. et al, Case No. 2:21-cv-209-REP, filed in the same court on May 14, 2021.

While the Company is not able to predict the outcome of these matters, it does not currently believe that they will result in material liability to the Company.

Smaller Reporting Company Status

Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $75,000,000 as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or
●	in the case of an initial registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”) or Exchange Act for shares of its common equity, had a public float of less than $75,000,000 as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

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●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50,000,000 during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our Common Shares less attractive to potential investors, which could make it more difficult for our shareholders to sell their         shares.

SUMMARY OF THE OFFERING

Common Shares offered by Selling Shareholders and Certain Beneficial Owners	152,771,257 Common Shares, including:
	●	37,277,738 Common Shares;

	●	19,994,080 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on February 24,2021 and exercisable at a price per Share of C$0.60 until February 23, 2026

	●	35,212,142 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on August 14, 2020 and exercisable at a price per Share of C$0.50 until August 31, 2023;

	●	2,112,729 Common Shares issuable upon exercise of Common Share purchase warrants held by selling brokers issued on August 14, 2020 and exercisable at a price C$0.35 until August 31, 2023.
	●	20,866,292 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on August 25, 2020 and exercisable at a price per Share of C$0.50 until August 31, 2023;

	●	1,127,178 Common Shares issuable upon exercise of Common Share purchase warrants held by selling brokers issued on August 25, 2020 and exercisable at a price C$0.35 until August 31, 2023;

	●	2,205,714 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on August 25, 2020 and exercisable at a price per Share of C$0.35 until August 31, 2023;

	●	239,284 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on February 26, 2020 and exercisable at a price per Share of C$0.70 until February 26, 2022.

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●	640,000 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on August 23, 2019 and exercisable at a price per Share of C$0.25 until February 7, 2022.

●	33,096,100 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on August 23, 2019, which have been amended to become exercisable at a price per Share of C$0.59 until August 23, 2024.

●	645,866 Common Shares issuable upon exercise of Common Share purchase warrants held by selling shareholders issued on November 28, 2018 and exercisable at a price per Share of C$1.00 until November 28, 2021.

Common Shares outstanding before the offering	164,435,442 Common Shares as of the date hereof (not including shares issuable upon exercisable warrants).

Offering Price	Determined at the time of sale by the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling shareholders, although we may receive proceeds from the exercise of common share purchase warrants. Any such proceeds will we used for general working capital purposes.

CSE Trading Symbol	BNKR

OTC QB Trading Symbol	BHLL

Risk Factors	The Common Shares offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

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SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The amounts below are expressed in United States dollars.

	Nine Months Ended	Six Months Ended	Nine Months Ended	Six Months Ended	(As restated)Year Ended	(As restated)Year Ended
	30-Sep-21	31-Dec-20	30-Sep-20	31-Dec-19	30-Jun-20	30-Jun-19
	($)	($)	($)	($)	($)	($)
Operating Statement Data:
Revenues	Nil	Nil	Nil	Nil	Nil	Nil
Loss from operations	12,384,474	9,454,396	11,058,237	5,841,502	10,793,823	8,113,926
Net income (loss)	9,843,495	(2,164,454)	(13,848,837)	(17,740,813)	(31,321,791)	(8,442,320)
Net income (loss) per common share - basic	0.06	(0.02)	(0.16)	(0.31)	(0.47)	(2.14)
- fully diluted	0.06	(0.02)	(0.16)	(0.31)	(0.47)	(2.14)
Balance Sheet Data:
Total assets	5,510,252	6,709,016	9,507,375	490,312	732,884	227,090
Total liabilities	23,596,319	38,246,613	41,798,019	23,825,049	33,974,803	8,437,600
Total shareholders’ deficiency	18,086,067	31,537,597	32,290,644	23,334,737	33,241,919	8,210,510
Total number of common shares issued and outstanding	164,435,442	143,117,068	137,544,088	69,817,196	79,259,940	15,811,396

As described in the notes to the Financial Statements, the Financial Statements for the years ended June 30, 2020 and June 30, 2019 have been restated.

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RISK FACTORS

You should carefully consider the risks described below together with all other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward- looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward- looking statements. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our Common Shares could decline, and you may lose all or part of your investment.

General Risk Factors

The Company’s ability to operate as a going concern is in doubt.

The audit opinion and notes that accompany the Company’s Financial Statements disclose a going concern qualification to its ability to continue in business. The accompanying Financial Statements have been prepared under the assumption that the Company will continue as a going concern. The Company is an exploration stage company and has incurred losses since its inception. The Company has incurred losses resulting in an accumulated deficit of $56,245,378 as of September 30, 2021 and further losses are anticipated in the development of its business.

The Company currently has no historical recurring source of revenue and its ability to continue as a going concern is dependent on its ability to raise capital to fund its future exploration and working capital requirements or its ability to profitably execute its business plan. The Company’s plans for the long-term return to and continuation as a going concern include financing its future operations through sales of its Common Shares and/or debt and the eventual profitable exploitation of the Mine. Additionally, the volatility in capital markets and general economic conditions in the U.S. and elsewhere can pose significant challenges to raising the required funds. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s consolidated financial statements do not give effect to any adjustments required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying Financial Statements.

The Company will require significant additional capital to fund its business plan.

The Company will be required to expend significant funds to determine whether proven and probable mineral reserves exist at its properties, to continue exploration and, if warranted, to develop its existing properties, and to identify and acquire additional properties to diversify its property portfolio. The Company anticipates that it will be required to make substantial capital expenditures for the continued exploration and, if warranted, development of the Mine. The Company has spent and will be required to continue to expend significant amounts of capital for drilling, geological, and geochemical analysis, assaying, and feasibility studies with regard to the results of its exploration at the Mine. The Company may not benefit from some of these investments if it is unable to identify commercially exploitable mineral reserves.

The Company’s ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of metals. Capital markets worldwide were adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities and remnants from those losses continue to impact the ability for the Company to raise capital. The Company may not be successful in obtaining the required financing or, if it can obtain such financing, such financing may not be on terms that are favorable to us.

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The Company’s inability to access sufficient capital for its operations could have a material adverse effect on its financial condition, results of operations, or prospects. Sales of substantial amounts of securities may have a highly dilutive effect on the Company’s ownership or share structure. Sales of a large number of shares of the Company’s Common Shares in the public markets, or the potential for such sales, could decrease the trading price of the Common Shares and could impair the Company’s ability to raise capital through future sales of Common Shares. The Company has not yet commenced commercial production at any of its properties and, therefore, has not generated positive cash flows to date and has no reasonable prospects of doing so unless successful commercial production can be achieved at the Mine. The Company expects to continue to incur negative investing and operating cash flows until such time as it enters into successful commercial production. This will require the Company to deploy its working capital to fund such negative cash flow and to seek additional sources of financing. There is no assurance that any such financing sources will be available or sufficient to meet the Company’s requirements. There is no assurance that the Company will be able to continue to raise equity capital or to secure additional debt financing, or that the Company will not continue to incur losses.

The Company has a limited operating history on which to base an evaluation of its business and prospects.

Since its inception, the Company has had no revenue from operations. The Company has no history of producing products from the Bunker Hill property. The Mine is a historic, past producing mine with very little recent exploration work. Advancing the Mine into the development stage will require significant capital and time, and successful commercial production from the Mine will be subject to completing feasibility studies, permitting and re-commissioning of the Mine, constructing processing plants, and other related works and infrastructure. As a result, the Company is subject to all of the risks associated with developing and establishing new mining operations and business enterprises, including:

●	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient ore reserves to support a commercial mining operation;
●	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;
●	the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;
●	the availability and cost of appropriate smelting and/or refining arrangements, if required;
●	compliance with stringent environmental and other governmental approval and permit requirements;
●	the availability of funds to finance exploration, development, and construction activities, as warranted;
●	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;
●	potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and
●	potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of its properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction, and mine start-up. In addition, the Company’s management and workforce will need to be expanded, and sufficient housing and other support systems for its workforce will have to be established. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, the Company’s activities may not result in profitable mining operations and it may not succeed in establishing mining operations or profitably producing metals at any of its current or future properties, including the Mine.

The Company has a history of losses and expects to continue to incur losses in the future.

The Company has incurred losses since inception, has had negative cash flow from operating activities, and expects to continue to incur losses in the future. While the Company earned net income of $9,843,495 during the nine months ended September 30, 2021, substantially all of this income from a non-cash change in derivative liability. The Company has incurred the following losses from operations during each of the following periods:

●	$12,384,474 for the nine months ended September 30, 2021; and $11,058,237 for the nine months ended September 30, 2020; and
●	$9,454,396 for the transition period ended December 31, 2020; and $5,841,502 for the six months ended December 31, 2019; and
●	$10,793,823 for the year ended June 30, 2020; and $8,113,926 for the year ended June 30, 2019.

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The Company expects to continue to incur losses unless and until such time as the Mine enters into commercial production and generates sufficient revenues to fund continuing operations. The Company recognizes that if it is unable to generate significant revenues from mining operations and dispositions of its properties, the Company will not be able to earn profits or continue operations. At this early stage of its operation, the Company also expects to face the risks, uncertainties, expenses, and difficulties frequently encountered by smaller reporting companies. The Company cannot be sure that it will be successful in addressing these risks and uncertainties and its failure to do so could have a materially adverse effect on its financial condition.

Epidemics, pandemics or other public health crises, including COVID-19, could adversely affect the Company’s business.

The Company’s operations could be significantly adversely affected by the effects of a widespread outbreak of epidemics, pandemics or other health crises, including the recent outbreak of respiratory illness caused by the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 12, 2020. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

Risks Related to Mining and Exploration

The Mine is in the exploration stage. There is no assurance that the Company can establish the existence of any mineral reserve on the Mine or any other properties the Company may acquire in commercially exploitable quantities. Unless and until the Company does so, the Company cannot earn any revenues from these properties and if the Company does not do so, the Company will lose all of the funds that it expends on exploration. If the Company does not discover any mineral reserve in a commercially exploitable quantity, the exploration component of its business could fail.

The Company has not established that any of its mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that the Company will be able to do so.

The Company has not established that any of its mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that the Company will be able to do so. In general, the probability of any individual prospect having a “reserve” that meets the requirements of the SEC is small, and the Mine may not contain any “reserves” and any funds that the Company spends on exploration could be lost. Even if the Company does eventually discover a mineral reserve on the Mine, there can be no assurance that it can be developed into a producing mine and that the Company can extract those minerals. Both mineral exploration and development involve a high degree of risk, and few mineral properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond its control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

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The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves much greater risk than many other businesses. Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. The Company’s operations are, and any future development or mining operations the Company may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and development of mineral properties, including, but not limited to:

●	economically insufficient mineralized material;
●	fluctuation in production costs that make mining uneconomical;
●	labor disputes;
●	unanticipated variations in grade and other geologic problems;
●	environmental hazards;
●	water conditions;
●	difficult surface or underground conditions;
●	industrial accidents;
●	metallurgic and other processing problems;
●	mechanical and equipment performance problems;
●	failure of dams, stockpiles, wastewater transportation systems, or impoundments;
●	unusual or unexpected rock formations; and
●	personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. If the Company determines that capitalized costs associated with any of its mineral interests are not likely to be recovered, the Company would incur a write-down of its investment in these interests. All of these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

Commodity price volatility could have dramatic effects on the results of operations and the Company’s ability to execute its business plan.

The price of commodities varies on a daily basis. The Company’s future revenues, if any, will likely be derived from the extraction and sale of base and precious metals. The price of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond its control including economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of the Company’s business, could negatively affect its ability to secure financing or its results of operations.

The Company’s production, development plans and cost estimates in the PEA or pre-feasibility study (“PFS”) may vary and/or not be achieved.

The PEA is preliminary in nature and will include Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Consequently, there is no certainty that the PEA will be realized. The decision to implement the Mine restart scenario to be included in the PEA will not be based on a feasibility study of mineral reserves demonstrating economic and technical viability, and therefore there is increased risk that the PEA results will not be realized. If the Company is unable to achieve the results in the PEA, it may have a material negative impact on the Company and its capital investment to implement the restart scenario may be lost.

The Company also intends to proceed with a PFS later in 2021 to further assess a rapid restart of the Mine, which is expected to include estimates of future production, development plans, operating and capital costs and other economic and technical estimates. Such estimates will be based on a variety of factors and assumptions and there is no assurance that such production, plans, costs or other estimates will be achieved. Actual production, costs and financial returns may vary significantly from the estimates depending on a variety of factors many of which are not within the Company’s control. These factors include, but are not limited to: actual ore mined varying from estimates of grade, tonnage, dilution, and metallurgical and other characteristics; short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades from those planned; mine failures, slope failures or equipment failures; industrial accidents; natural phenomena such as inclement weather conditions, floods, droughts, wildfires, rock slides and earthquakes; encountering unusual or unexpected geological conditions; changes in power costs and potential power shortages; exchange rate and commodity price fluctuations; shortages of principal supplies needed for operations, including explosives, fuels, chemical reagents, water, equipment parts and lubricants; labor shortages or strikes; epidemics, pandemics and public health emergencies, including those related to the outbreak of COVID-19; high rates of inflation; civil disobedience and protests; and restrictions (including changes to the taxation regime) or regulations imposed by governmental or regulatory authorities, including permitting and environmental regulations, or other changes in the regulatory environments. Failure to achieve estimates or material increases in costs could have a material adverse impact on the Company’s future cash flows, profitability, results of operations and financial condition.

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Estimates of mineralized material and resources are subject to evaluation uncertainties that could result in project failure.

Its exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material and resources/reserves within the earth using statistical sampling techniques. Estimates of any mineralized material or resource/reserve on the Mine would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about the Mine. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material and resources/reserves. If these estimates were to prove to be unreliable, the Company could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As the Company has not commenced actual production, mineralization resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by future feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The Company’s exploration activities may not be commercially successful, which could lead the Company to abandon its plans to develop the Mine and its investments in exploration.

The Company’s long-term success depends on its ability to identify mineral deposits on the Mine and other properties the Company may acquire, if any, that the Company can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of commodity exploration is determined in part by the following factors:

●	the identification of potential mineralization based on surficial analysis;
●	availability of government-granted exploration permits;
●	the quality of its management and its geological and technical expertise; and
●	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices, which can fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. The Company may invest significant capital and resources in exploration activities and may abandon such investments if the Company is unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of the Company’s securities and the ability to raise future financing.

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The Company is subject to significant governmental regulations that affect its operations and costs of conducting its business and may not be able to obtain all required permits and licenses to place its properties into production.

The Company’s current and future operations, including exploration and, if warranted, development of the Mine, do and will require permits from governmental authorities and will be governed by laws and regulations, including:

●	laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;
●	laws and regulations related to exports, taxes, and fees;
●	labor standards and regulations related to occupational health and mine safety; and
●	environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, and environmental protection.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. The Company cannot predict if all permits that it may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay its planned exploration and development activities. The Company may be required to compensate those suffering loss or damage by reason of the mineral exploration or its mining activities, if any, and may have civil or criminal fines or penalties imposed for violations of, or its failure to comply with, such laws, regulations, and permits.

Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation of such laws, regulations and permits, could have a material adverse impact on the Company’s business and cause increases in capital expenditures or require abandonment or delays in exploration. The Mine is located in Northern Idaho and has numerous clearly defined regulations with respect to permitting mines, which could potentially impact the total time to market for the project.

The Company’s activities are subject to environmental laws and regulations that may increase its costs of doing business and restrict its operations.

Both mineral exploration and extraction require permits from various federal, state, and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that the Company will be able to obtain or maintain any of the permits required for the exploration of the mineral properties or for the construction and operation of the Mine at economically viable costs. If the Company cannot accomplish these objectives, its business could fail. The Company believes that it is in compliance with all material laws and regulations that currently apply to its activities but there can be no assurance that the Company can continue to remain in compliance. Current laws and regulations could be amended, and the Company might not be able to comply with them, as amended. Further, there can be no assurance that the Company will be able to obtain or maintain all permits necessary for its future operations, or that it will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, the Company may be delayed or prohibited from proceeding with planned exploration or development of the mineral properties.

Environmental hazards unknown to the Company, which have been caused by previous or existing owners or operators of the Mine, may exist on the properties in which the Company holds an interest. Many of its properties in which the Company has ownership rights are located within the Coeur d’Alene Mining District, which is currently the site of a Federal Superfund cleanup project. It is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

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Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the Company’s business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Company, on its future venture partners, if any, and on its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Company’s ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, the Company cannot predict how legislation and regulation will ultimately affect its financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Company or other companies in its industry could harm the Company’s reputation. The potential physical impacts of climate change on its operations are highly uncertain, could be particular to the geographic circumstances in areas in which the Company operates and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of the Company’s operations.

There are several governmental regulations that materially restrict mineral exploration. The Company will be subject to the federal regulations (environmental) and the laws of the State of Idaho as the Company carries out its exploration program. The Company may be required to obtain additional work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While the Company’s planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase its costs of doing business and prevent it from carrying out its exploration program.

Land reclamation requirements for the Company’s properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents;
●	treat ground and surface water to drinking water standards; and
●	reasonably re-establish pre-disturbance landforms and vegetation.

In order to carry out reclamation obligations imposed on the Company in connection with its potential development activities, the Company must allocate financial resources that might otherwise be spent on further exploration and development programs. The Company plans to set up a provision for its reclamation obligations on its properties, as appropriate, but this provision may not be adequate. If the Company is required to carry out unanticipated reclamation work, its financial position could be adversely affected.

The mineral exploration and mining industry is highly competitive.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than the Company’s, the Company may be unable to acquire additional properties, if any, or financing on terms it considers acceptable. The Company also competes with other mining companies in the recruitment and retention of qualified managerial and technical employees. If the Company is unable to successfully compete for qualified employees, its exploration and development programs may be slowed down or suspended. The Company competes with other companies that produce its planned commercial products for capital. If the Company is unable to raise sufficient capital, its exploration and development programs may be jeopardized or it may not be able to acquire, develop, or operate additional mining projects.

18

The silver industry is highly competitive, and the Company is required to compete with other corporations and business entities, many of which have greater resources than its does. Such corporations and other business entities could outbid the Company for potential projects or produce minerals at lower costs, which would have a negative effect on the Company’s operations.

Metal prices are highly volatile. If a profitable market for its metals does not exist, the Company may have to cease operations.

Mineral prices have been highly volatile and are affected by numerous international economic and political factors over which the Company has no control. The Company’s long-term success is highly dependent upon the price of silver, as the economic feasibility of any ore body discovered on its current property, or on other properties the Company may acquire in the future, would, in large part, be determined by the prevailing market price of the minerals. If a profitable market does not exist, the Company may have to cease operations.

A shortage of equipment and supplies could adversely affect the Company’s ability to operate its business.

The Company is dependent on various supplies and equipment to carry out its mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on the Company’s ability to carry out its operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose the Company to risks.

The Company may enter into joint ventures, partnership arrangements, or offtake agreements, with other parties in relation to the exploration, development, and production of the properties in which the Company has an interest. Any failure of such other companies to meet their obligations to the Company or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the Company, the development and production at its properties, including the Mine, and on future joint ventures, if any, or their properties, and therefore could have a material adverse effect on its results of operations, financial performance, cash flows and the price of its Common Shares.

The Company may experience difficulty attracting and retaining qualified management to meet the needs of its anticipated growth, and the failure to manage its growth effectively could have a material adverse effect on its business and financial condition.

The Company is dependent on a relatively small number of key employees, including its Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”). The loss of any officer could have an adverse effect on the Company. The Company has no life insurance on any individual, and the Company may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

The Company’s results of operations could be affected by currency fluctuations.

The Company’s properties are currently all located in the U.S. and while most costs associated with these properties are paid in U.S. dollars, a significant amount of its administrative expenses are payable in Canadian dollars. There can be significant swings in the exchange rate between the U.S. dollar and the Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to the Company’s properties may be subject to other claims that could affect its property rights and claims.

There are risks that title to the Company’s properties may be challenged or impugned. The Mine is located in Northern Idaho and may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects.

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The Company may be unable to secure surface access or purchase required surface rights.

Although the Company obtains the rights to some or all of the minerals in the ground subject to the mineral tenures that the Company acquires, or has the right to acquire, in some cases the Company may not acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore the Company may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction, the outcomes of which cannot be predicted with any certainty. The Company’s inability to secure surface access or purchase required surface rights could materially and adversely affect its timing, cost, or overall ability to develop any mineral deposits the Company may locate.

The Company’s properties and operations may be subject to litigation or other claims.

From time to time the Company’s properties or operations may be subject to disputes that may result in litigation or other legal claims. The Company may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on its business and results of operations.

There are amounts due and owing under the Company’s agreement with the EPA that have not been paid in accordance with the agreed upon payment schedule. In the event that the EPA or Placer Mining assert default under the terms of the agreement or the Amended Agreement, respectively, the Company may lose its ability to exercise its right to purchase the Mine, which would have a material adverse impact on the Company.

Pursuant to the terms of the Company’s agreement with the EPA, the Company is required to make certain payments to the EPA on behalf of Placer Mining in the amount of $20,000,000 for cost recovery. The Company has made one payment of $1,000,000 but has not paid the other payments as they have become due. Failure to pay could be considered a default under the terms of the agreement with the EPA and the Amended Agreement with Placer Mining. While the Company has been in discussions with the EPA related to the restructuring of the required payments, there is no guarantee that such efforts will be successful. To date, the Company and the EPA have not come to terms on a restructuring of the payments required by the agreement. In the event the EPA or Placer Mining declares a default under the terms of the agreement or the Amended Agreement, respectively, the Company could lose its right to purchase the Mine, which would have a material adverse impact on the business of the Company.

Mineral exploration and development is subject to extraordinary operating risks. The Company currently insures against these risks on a limited basis. In the event of a cave-in or similar occurrence, the Company’s liability may exceed its resources and insurance coverage, which would have an adverse impact on the Company.

Mineral exploration, development and production involve many risks. The Company’s operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if the Company discovers a mineral resource in commercially exploitable quantity, its operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which the Company cannot insure or against which the Company may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. As of the date hereof, the Company currently maintains commercial general liability insurance and umbrella liability insurance against these operating hazards, in connection with its exploration program. The payment of any liabilities that arise from any such occurrence that would not otherwise be covered under the current insurance policies would have a material adverse impact on the Company.

20

Risks Related to the Common Shares

The Company’s Common Share price may be volatile and as a result investor could lose all or part of their investment.

In addition to volatility associated with equity securities in general, the value of an investor’s investment could decline due to the impact of any of the following factors upon the market price of the Common Shares:

●	disappointing results from the Company’s exploration efforts;
●	decline in demand for its Common Shares;
●	downward revisions in securities analysts’ estimates or changes in general market conditions;
●	technological innovations by competitors or in competing technologies;
●	investor perception of the Company’s industry or its prospects; and
●	general economic trends.

The Company’s Common Share price on the CSE has experienced significant price and volume fluctuations. Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the Common Shares. As a result, an investor may be unable to sell any Common Shares such investor acquires at a desired price.

Potential future sales under Rule 144 may depress the market price for the Company’s Common Shares.

In general, under Rule 144, a person who has satisfied a minimum holding period of between 6 months and one-year and any other applicable requirements of Rule 144, may thereafter sell such shares publicly. A significant number of the Company’s currently issued and outstanding Common Shares held by existing shareholders, including officers and directors and other principal shareholders, are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of the Company’s Common Shares by its existing shareholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of its Common Shares in the over-the-counter market.

The Company’s Common Shares currently deemed a “penny stock”, which may make it more difficult for investors to sell their Common Shares.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price less than $5.00 per Common Share or an exercise price of less than $5.00 per Common Share, subject to certain exceptions. The Company’s s securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, exclusive of their principal residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade its securities. The Company believes that the penny stock rules may discourage investor interest in and limit the marketability of its Common Shares.

The Company has never paid dividends on its Common Shares.

The Company has not paid dividends on its Common Shares to date, and it does not expect to pay dividends for the foreseeable future. The Company intends to retain its initial earnings, if any, to finance its operations. Any future dividends on Common Shares will depend upon the Company’s earnings, its then-existing financial requirements, and other factors, and will be at the discretion of the Board.

21

FINRA has adopted sales practice requirements, which may also limit an investor’s ability to buy and sell the Company’s Common Shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy the Company’s Common Shares, which may limit an investor’s ability to buy and sell its stock and have an adverse effect on the market for the Common Shares.

Investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share of Common Shares if the Company issues additional employee/director/consultant options or if the Company sells additional Common Shares and/or warrants to finance its operations.

In order to further expand the Company’s operations and meet its objectives, any additional growth and/or expanded exploration activity will likely need to be financed through sale of and issuance of additional Common Shares, including, but not limited to, raising funds to explore the Mine. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of its exploration programs, the Company likely will also need to issue additional Common Shares to finance future acquisitions, growth, and/or additional exploration programs of any or all of its projects or to acquire additional properties. The Company will also in the future grant to some or all of its directors, officers, and key employees and/or consultants options to purchase Common Shares as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional Common Shares will, cause the Company’s existing shareholders to experience dilution of their ownership interests.

If the Company issues additional Common Shares or decides to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share of Common Shares depending on the price at which such securities are sold.

The issuance of additional shares of Common Shares may negatively impact the trading price of the Company’s securities.

The Company has issued Common Shares in the past and will continue to issue Common Shares to finance its activities in the future. In addition, newly issued or outstanding options, warrants, and broker warrants to purchase Common Shares may be exercised, resulting in the issuance of additional Common Shares. Any such issuance of additional Common Shares would result in dilution to the Company’s shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the Common Shares.

The Company is subject to the continued listing criteria of the CSE, and its failure to satisfy these criteria may result in delisting of its Common Shares from the CSE.

The Company’s Common Shares are currently listed for trading on the CSE. In order to maintain the listing on the CSE or any other securities exchange the Company may trade on, the Company must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, these exchanges may delist the securities of any issuer if, in the exchange’s opinion: its financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if the Company sells or disposes of its principal operating assets or ceases to be an operating company; if the Company fails to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

22

If the CSE, the OTC QB or any other exchange or quotation service were to delist the Common Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Shares, reduced liquidity, decreased analyst coverage, and/or an inability for the Company to obtain additional financing to fund its operations.

The Company faces risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, referred to as Section 404, materially increase the Company’s legal and financial compliance costs and make certain activities more time-consuming and burdensome.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward-looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this registration statement on Form S-1.

USE OF PROCEEDS

This Prospectus relates to the sale or other disposition of Common Shares by the selling shareholders listed in the “Selling shareholders and Certain Beneficial Owners” section below, and their transferees. We will not receive any proceeds from any sale of the Common Shares by the selling shareholders. We will receive the exercise price of the warrants. . Any proceeds received from exercise of warrants will be used for payment of general corporate and operating expenses.

SELLING SHAREHOLDERS AND CERTAIN BENEFICIAL OWNERS

This Prospectus covers the offering of up to 166,114,748 Common Shares by selling shareholders. This includes Common Shares acquirable upon exercise of our outstanding warrants.

Selling shareholders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from us from time to time upon exercise of certain warrants. This Prospectus and any prospectus supplement will only permit the selling shareholders to sell the Common Shares identified in the column “Number of Shares Offered Hereby”.

The selling shareholders may from time to time offer and sell the Common Shares pursuant to this Prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of the Common Shares they hold or acquire, but only Common Shares that are currently outstanding or are acquired upon the exercise of certain warrants that are currently outstanding, and in either case included in the “Number of Shares Offered Hereby” column, may be sold pursuant to this Prospectus or any applicable prospectus supplement.

The Common Shares issued to the selling shareholders are “restricted” securities under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their Common Shares. The registration of such Common Shares does not necessarily mean, however, that any of these Common Shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their Common Shares on the CSE, in the over-the-counter market (to the extent that there is a market), in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered Common Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution”.

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered Common Shares to be made directly or through agents. To the extent that any of the selling shareholders are affiliates of our Company or are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this Prospectus and based on the representations we have received from the selling shareholders, 230 of the selling shareholders are brokers or dealers or are affiliated with a broker or dealer and are identified below. Selling shareholders that are affiliates of or have material relationships with our Company are also identified below.

23

The following table sets forth the name of persons who are offering the resale of Common Shares by this Prospectus, the number of Common Shares beneficially owned by each person, the number of Common Shares that may be sold in this offering and the number of Common Shares each person will own after the offering, assuming they sell all of the Common Shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders. We will not receive any proceeds from the resale of the Common Shares by the selling shareholders.

	Registered Name &	Common Shares Beneficially Owned Prior to Offering (Undiluted Basis)		Common Shares Purchase Warrants Owned Prior to Offering	Common Shares Beneficially Owned Prior to Offering (Partially diluted Basis)		Common Shares Offered	Common Shares Beneficially Owned After Offering
#	Address	Number	%	Number	Number	%	Number	Number	%
1	Raymond James LTD, ITF Carson Seabolt 1CB-780E-0 2100-925 West Georgia Street Vancouver BC V6C 3L2	-	0.00%	500,000	500,000	0.30%	500,000	-	0.00%
2	Gavin Paul Nesbitt, 5 Floor, Alexandra House, Chater Road, Hong Kong	-	0.00%	230,000	230,000	0.14%	230,000	-	0.00%
3	Canaccord Genuity Corp, ITF Medalist Capital, ACC 1YO -346E-1 2200-609 Granuile St Vancouver V7Y 1H2	-	0.00%	357,000	357,000	0.22%	357,000	-	0.00%
4	Regent Park Securities LTD, 77 New Cavendish Street, London, W1W 6XB Ryan Woodman/Maru Flamarique	-	0.00%	143,571	143,571	0.09%	143,571	-	0.00%
5	Investor Company, 77 Bloor St, 3rd Floor Toronto, ON M5S 1M2	1,428,571	0.87%	1,428,571	2,857,142	1.71%	1,428,571	1,428,571	0.86%
6	Fim Nominees Limited, 55 Athol Street, Douglas Isle Ofman Imiila	-	0.00%	20,000	20,000	0.01%	20,000	-	0.00%
7	Roytor & Co FBO 12002988070 155 Wellington St West, 2nd Floor Securities Cage, Toronto ON M5V 3H6	2,857,000	1.74%	2,857,000	5,714,000	3.36%	2,857,000	2,857,000	1.71%
8	BMO Nesbitt Burns Inc., ITF Lynwood Opportunties Master Fund A/C 402-21922-25 1 First Canadian Place, B1 Level, Stock Cage, Toronto ON M5X 1H3	1,250,000	0.76%	1,714,000	2,964,000	1.77%	2,964,000	-	0.00%
9	George and Patricia Laborde, A/C E5B 0245-L 396-11 Avenue SW, Suite 1410 Calgary, AB T2R 0C5	120,000	0.07%	70,000	190,000	0.12%	70,000	120,000	0.07%
10	National Bank Financial, ITF Mcfarlane Legacy Tryst Account # 11ZDG8E 3000-475 Howe Street, Vancouver, BC V6C 2B3	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
11	National Bank Financial, ITF Mcfarlane Legacy Tryst Account # 11ZDG8E 3000-475 Howe Street, Vancouver, BC V6C 2B3	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
12	National Bank Financial, ITF Mcfarlane Legacy Tryst Account # 11ZDG8E 3000-475 Howe Street, Vancouver, BC V6C 2B3	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
13	Seth Chang 5626 Highbury St. Vancouver, BC V6N 1Y8	-	0.00%	10,000	10,000	0.01%	10,000	-	0.00%
14	David Richard Brown, 166 Alexandra Blvd Toronto, On M4R 1M4	2,928	0.00%	750,000	752,928	0.46%	750,000	2,928	0.00%
15	Terry Bohaychuck 903-9915-115 St Edmonton, AB T5K 1S5	60,000	0.04%	30,000	90,000	0.05%	30,000	60,000	0.04%

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16	National Bank Financial Inc., ITF 2713104 Ontario Inc. Account # 5FL4G1E M-100-1010 De La Gauchetiere W Montreal, Quebec H3B 5J2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
17	National Bank Financial Inc., ITF Tara Fox 41T EV0 M100-1010 de la Gauchetiere St.W Montreal QC, H3B 5J2	-	0.00%	228,500	228,500	0.14%	228,500	-	0.00%
18	National Bank Financial Inc., ITF Miodrag Kotlajic 41TKV9 M100-1010 de la Gauchetiere St.W Montreal QC H3B 5J2	-	0.00%	142,500	142,500	0.09%	142,500	-	0.00%
19	National Bank Financial Inc., ITF Raymond Eno & Darcy Dalgaard M100-1010 de la Gauchetiere St.W Montreal QC H3B 5J2	-	0.00%	28,500	28,500	0.02%	28,500	-	0.00%
20	Global Prime Partners 101 Wigmore Street, London, W1U 1QU	-	0.00%	1,780,000	1,780,000	1.07%	1,780,000	-	0.00%
21	RF Securities Clearing LP, ITF Sean Matter 420-7H60-J 145 King Street West, suite 200, Toronto ON, M5H 1J8	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
22	RF Securities Clearing LP, ITF 300-3PJ0-E 145 King St W Suite 200, Toronto ON, M5H 1J8	-	0.00%	145,000	145,000	0.09%	145,000	-	0.00%
23	RF Securities Clearing LP, ITF 300-0YR0-E 145 King St W Suite 200 Toronto ON M5H 1J8	-	0.00%	86,000	86,000	0.05%	86,000	-	0.00%
24	Canaccord Genuity, ITF Scott Cowie 2200-609 Granville Street, Vancouver, BC, 7VY 1H2	-	0.00%	71,500	71,500	0.04%	71,500	-	0.00%
25	Canaccord Genuity, ITF Anthony Harnett 2200-609 Granville Street, Vancouver, BC, 7VY 1H2	-	0.00%	750,000	750,000	0.45%	750,000	-	0.00%
26	Canaccord Genuity, ITF Brent Bonney 2200-609 Granville Street, Vancouver, BC, 7VY 1H2	-	0.00%	14,000	14,000	0.01%	14,000	-	0.00%

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27	Canaccord Genuity, ITF Charles Beil 2200-609 Granville Street, Vancouver, BC, 7VY 1H2	15,000	0.01%	15,000	30,000	0.02%	15,000	15,000	0.01%
28	Canaccord Genuity Corp, ITF Christopher Macintosh 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
29	Canaccord Genuity Corp, ITF Chris Degroot 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
30	Canaccord Genuity Corp, ITF Gerald Mumford 2200-609 Granville St Vancouver V7Y 1H2	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%
31	Canaccord Genuity Corp, ITF Leon Soldaat 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	80,000	80,000	0.05%	80,000	-	0.00%
32	Canaccord Genuity Corp, ITF PATRICK DEGROOT 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
33	Canaccord Genuity Corp, ITF MARCEL DEGROOT 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	150,000	150,000	0.09%	150,000	-	0.00%
34	Canaccord Genuity Corp, ITF Rishabh Vir 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	43,000	43,000	0.03%	43,000	-	0.00%
35	Canaccord Genuity Corp, ITF Shaun Gibson 2200-609 Granville St Vancouver V7Y 1H2	304,000	0.18%	100,000	404,000	0.25%	100,000	304,000	0.18%
36	Canaccord Genuity Corp, ITF Thomas Hofmann 2200-609 Granville St Vancouver V7Y 1H2	30,000	0.02%	30,000	60,000	0.04%	30,000	30,000	0.02%
37	Canaccord Genuity Corp, ITF Rachael Wilson 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	171,500	171,500	0.10%	171,500	-	0.00%
38	Canaccord Genuity Corp, ITF Scott Harkness 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	60,000	60,000	0.04%	60,000	-	0.00%
39	Canaccord Genuity Corp, ITF STICHTING LEGAL OWNER CDFUND 2200-609 Granville St Vancouver V7Y 1H2	1,000,000	0.61%	1,000,000	2,000,000	1.20%	1,000,000	1,000,000	0.60%
40	Canaccord Genuity Corp, ITF Yannick Dubuc 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	45,000	45,000	0.03%	45,000	-	0.00%
41	Canaccord Genuity Corp, ITF William Groenewegen 2200-609 Granville St Vancouver V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
42	Justin Vliestra, 47 Ruijs Blvd Brantford, ON N3T 0E2	-	0.00%	600,000	600,000	0.36%	600,000	-	0.00%
43	Ryan Doersam Lote, K125 Nosara/Nicoya/Guanacaste Costa Rica 50206	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
44	Kerry Stern 1826 33 Ave SW Calgary, AB T2T 1Y9	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%
45	Darren Reinhardt, Box 79 Site 20 RR#2, Strathmore, AB T1P 1K5	50,000	0.03%	50,000	100,000	0.06%	50,000	50,000	0.03%
46	Murray Cobbe, 150 Country Club Lane, Calgary, AB T3R 1G2	100,000	0.06%	105,000	205,000	0.12%	105,000	100,000	0.06%
47	Wayne and/or Eleanor Chiu, 10005-11 Ave SW, Calgary, AB T2R 0G1	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%
48	Thomas Whalen, 145 Aspen Acres ,Manor SW, Calgary, AB T3H 0W6	60,000	0.04%	60,000	120,000	0.07%	60,000	60,000	0.04%
49	Al Saurette, 2716 Signal Ridgeview SW Calgary, AB T3H 2J6	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%
50	Ted Dakin 1102-50 Hall Rd Georgetown, ON L7G 0U8	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%

26

51	Matthew Engelhardt 307 Hawk’s Nest Hollow Priddis Greens, AB T0L 1W3	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
52	PI Financial ITF Michael Ohnona ,40 King St W,, Toronto, ON M5H 3Y2	-	0.00%	15,000	15,000	0.01%	15,000	-	0.00%
53	PI Financial Corp ITF Ronald Stoferle ,1900-666 Burrard St. Vancouver B.C. V6C 3N1	69,500	0.04%	142,500	212,000	0.13%	142,500	69,500	0.04%
54	PI Financial Corp ITF Frank Muller ,1900-666 Burrard St. Vancouver B.C. V6C 3N1	33,000	0.02%	33,000	66,000	0.04%	33,000	33,000	0.02%
55	Em Henry Holdings Ltd 33058 Mountain Glen View Cochrane, AB T4E 0G6	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%
56	Wyatt Roadhouse 14 Westpark Pl SW Calgary, AB T3H 0C3	20,000	0.01%	50,000	70,000	0.04%	50,000	20,000	0.01%
57	Trevor Williams Box 361 Stavely, AB T0L 1Z0	115,000	0.07%	115,000	230,000	0.14%	115,000	115,000	0.07%
58	Grundy Holdings 14445 123 Ave NW Edmonton, AB T5L 2Y1	40,000	0.02%	40,000	80,000	0.05%	40,000	40,000	0.02%
59	Peter James 1819 20 Ave NW Calgary, AB T2M 1H4	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%
60	Sue Riddell Rose 91 Woodhaven View SW Calgary, AB T2W 5P6	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
61	Kurtis Lively Box 1799 Nanton, AB T0L 1R0	40,000	0.02%	40,000	80,000	0.05%	40,000	40,000	0.02%
62	Melanie Nahayowski 1618 37 Ave SW Calgary, AB T2T 0V3	40,000	0.02%	40,000	80,000	0.05%	40,000	40,000	0.02%
63	Donald Kerr 294 Somerside PK SW Calgary, AB T2Y 3G6	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%
64	National Bank Financial Inc. ITF John Barbieri A/C #2C 8469A 1010 de la Gauchetiere Street West, M100 Montreal QC, H3B 5J2	86,000	0.05%	86,000	172,000	0.10%	86,000	86,000	0.05%
65	Roger Muelhaupt Espigraben 18A Eschenz 8264 Switzerland	-	0.00%	200,000	200,000	0.12%	200,000	-	0.00%
66	National Bank Financial Inc. ITF Glenn Jessome A/C #2RJD04E 1010 de la Gauchetiere Street West, M100 Montreal QC, H3B 5J2	-	0.00%	115,000	115,000	0.07%	115,000	-	0.00%
67	National Bank Financial Inc. ITF K J Harrison & Partners Inc 1010 de la Gauchetiere Street West, M100 Montreal QC, H3B 5J2	-	0.00%	71,000	71,000	0.04%	71,000	-	0.00%
68	RGF 199 A/C BNXF1002852 80 Victoria St, Westminster, London SW1E 5JL	8,575,000	5.21%	8,575,000	17,150,000	9.44%	8,575,000	8,575,000	4.96%
69	National Bank Financial Inc. ITF Mark Souvenir Account #41SER1E M100-010 de la Gauchetiere St.W Montreal QC H3B 5J2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
70	National Bank Financial Inc. ITF Ryan Maloney Account #41SES1A M100-010 de la Gauchetiere St.W Montreal QC H3B 5J2	-	0.00%	29,000	29,000	0.02%	29,000	-	0.00%
71	National Bank Financial Inc. ITF Brian Lough Account # M100-010 de la Gauchetiere St.W Montreal QC H3B 5J2	162,500	0.10%	100,000	262,500	0.16%	100,000	162,500	0.10%

27

72	National Bank Financial Inc. ITF Shreenath Kargutkar Account #41SP10A M100-010 de la Gauchetiere St.W Montreal QC H3B 5J2	-	0.00%	40,000	40,000	0.02%	40,000	-	0.00%
73	National Bank Financial Inc. ITF Filipe Martins Account #41SES4A M100-010 de la Gauchetiere St.W Montreal QC H3B 5J2	-	0.00%	143,000	143,000	0.09%	143,000	-	0.00%
74	National Bank Financial Inc. ITF 1835158 Ontario Account #41SHF6A M100-010 de la Gauchetiere St.W Montreal QC H3B 5J2	57,000	0.03%	57,000	114,000	0.07%	57,000	57,000	0.03%
75	Canaccord Genuity Corp. ITF Martin Bourdais Suite 2200 - 609 Granville Street Vancouver, BC V7Y 1H2	-	0.00%	25,000	25,000	0.02%	25,000	-	0.00%
76	Canaccord Genuity Corp. ITF Jose Alberto Vizquerra Benavides Suite 2200 - 609 Granville Street Vancouver, BC V7Y 1H2	-	0.00%	71,400	71,400	0.04%	71,400	-	0.00%
77	Canaccord Genuity Corp. ITF Julian Weekes Suite 2200 - 609 Granville Street Vancouver, BC V7Y 1H2	60,000	0.04%	60,000	120,000	0.07%	60,000	60,000	0.04%
78	Canaccord Genuity Corp. ITF Jill E Klepacki Suite 2200 - 609 Granville Street Vancouver, BC V7Y 1H2	30,000	0.02%	30,000	60,000	0.04%	30,000	30,000	0.02%
79	Canaccord Genuity Corp. ITF Kevin Kerls Suite 2200 - 609 Granville Street Vancouver, BC V7Y 1H2	14,600	0.01%	28,600	43,200	0.03%	28,600	14,600	0.01%
80	Canaccord Genuity Corp. ITF Raymond Wong Suite 2200 - 609 Granville Street Vancouver, BC V7Y 1H2	60,000	0.04%	60,000	120,000	0.07%	60,000	60,000	0.04%
81	Canaccord Genuity Corp ITF DV Trading Inc, Brookfield Place,, 161 Bay Street,Suite 3000, P.O. Box 516 Toronto, ON M5J 2S1	33,500	0.02%	50,000	83,500	0.05%	50,000	33,500	0.02%
82	Canaccord Genuity Corp. ITF GLEN H MCKAY ,Suite 2200 - 609 Granville Street Vancouver, BC V7Y 1H3	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
83	Canaccord Genuity Corp. IN TRUST FOR, ANUPAM AGARWAL, Account # 65LH00A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	-	0.00%	10,000	10,000	0.01%	10,000	-	0.00%
84	Canaccord Genuity Corp. IN TRUST FOR, NATALIE TURMINE, Account # 65LG89A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	10,000	0.01%	10,000	20,000	0.01%	10,000	10,000	0.01%
85	Derrick Young 6880 Lancaster St, Vancouver, BC, V5S 3B2	14,000	0.01%	14,000	28,000	0.02%	14,000	14,000	0.01%
86	Canaccord Genuity Corp. IN TRUST FOR, JOSEPH PERRY, Account # 65LF96A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	14,286	0.01%	14,286	28,572	0.02%	14,286	14,286	0.01%
87	Canaccord Genuity Corp. IN TRUST FOR, MATHEW KALEEL, Account # 65LH25A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	-	0.00%	14,500	14,500	0.01%	14,500	-	0.00%
88	Canaccord Genuity Corp. IN TRUST FOR, TIMOTHY WRIGHT, Account # 65LF53A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	14,500	0.01%	14,500	29,000	0.02%	14,500	14,500	0.01%

28

89	Canaccord Genuity Corp. IN TRUST FOR, ADAM HANSON, Account # 65LG97A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	-	0.00%	15,000	15,000	0.01%	15,000	-	0.00%
90	Canaccord Genuity Corp. IN TRUST FOR, EFSTATHIOS VRAKAS, Account # 65LG30A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	15,000	0.01%	15,000	30,000	0.02%	15,000	15,000	0.01%
91	Canaccord Genuity Corp. IN TRUST FOR, STEVEN MASON, Account # 65LG92A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	-	0.00%	15,000	15,000	0.01%	15,000	-	0.00%
92	Kevin J. Pilon, APT 246, 4875 Governor Drive San Diego, CA 92122-3055 USA	15,000	0.01%	15,000	30,000	0.02%	30,000	-	0.00%
93	INVESTOR COMPANY, ITF Marvin Wieler, Account # 3939B6J 3rd Floor, 77 BLOOR ST. W. PO Box 5999 Station F TORONTO, ON M5S 1M2	13,000	0.01%	15,000	28,000	0.02%	15,000	13,000	0.01%
94	SHU YI LO 835 LAIRD CRT Burnaby, BC, V5B 0A6	-	0.00%	18,000	18,000	0.01%	18,000	-	0.00%
95	Canaccord Genuity Corp. IN TRUST FOR, TIM-FREDERIK KOHLER, Account # 65LG99A1 2200-609 Granville Street Vancouver, BC V7Y 1H2	20,000	0.01%	20,000	40,000	0.02%	20,000	20,000	0.01%
96	MENG-JU HO 687 KENENG CRT COQUITLAM, BC V3J 7T6	20,000	0.01%	20,000	40,000	0.02%	20,000	20,000	0.01%
97	Canaccord Genuity Corp. IN TRUST FOR, JAMIE KEECH, Account # 65L201A1 2200-609, Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	21,500	21,500	0.01%	21,500	-	0.00%
98	Canaccord Genuity Corp. IN TRUST FOR, CHRISTOPHER SHEPHERD Account # 65LG87A1, 2200-609, Granville Street Vancouver, BC V7Y 1H2	21,500	0.01%	21,500	43,000	0.03%	21,500	21,500	0.01%
99	Canaccord Genuity Corp. IN TRUST FOR, ERIC MARINACCI Account # 65LH29A1, 2200-609 Granville Street Vancouver, BC V7Y 1H2	21,500	0.01%	21,500	43,000	0.03%	21,500	21,500	0.01%
100	Canaccord Genuity Corp. IN TRUST FOR, JENNIFER KIM, Account # 65LH28A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	21,500	0.01%	21,500	43,000	0.03%	21,500	21,500	0.01%
101	Canaccord Genuity Corp. IN TRUST FOR, MUHAMAD FAIZUL RAMLI, Account # 65LG79A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	22,500	0.01%	22,500	45,000	0.03%	22,500	22,500	0.01%
102	Canaccord Genuity Corp. IN TRUST FOR, HASAN HERBERT, Account # 65LH27A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	24,500	0.01%	24,500	49,000	0.03%	24,500	24,500	0.01%

29

103	Canaccord Genuity Corp. IN TRUST FOR, HASMUKH PATEL, Account # 65LG95A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	25,000	25,000	0.02%	25,000	-	0.00%
104	Canaccord Genuity Corp. IN TRUST FOR, LACHLAN MINETT, Account # 65L202A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	26,000	0.02%	26,000	52,000	0.03%	26,000	26,000	0.02%
105	Canaccord Genuity Corp. IN TRUST FOR, SEAN DE WITT, Account # 65B670V1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	28,000	28,000	0.02%	28,000	-	0.00%
106	Steven Yun 3458 Mons Drive, Vancouver, BC V5M 3E6	21,500	0.01%	28,000	49,500	0.03%	28,000	21,500	0.01%
107	Canaccord Genuity Corp. IN TRUST FOR, MATTHEW DELLIT, Account # 65LF81A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	28,500	28,500	0.02%	28,500	-	0.00%
108	Canaccord Genuity Corp. IN TRUST FOR, VESPER CAPITAL LTD, Account # 31FU15A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	28,500	28,500	0.02%	28,500	-	0.00%
109	Canaccord Genuity Corp. IN TRUST FOR, JONATHAN YAN, Account # 65LG74A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	29,000	29,000	0.02%	29,000	-	0.00%
110	Canaccord Genuity Corp. IN TRUST FOR, KANDIAH KANAGARAJAH, Account # 20MH28A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
111	Canaccord Genuity Corp. IN TRUST FOR, IGNACIO LOYOLA IZUZQUIZA SERRANO, Account # 65L193A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
112	Canaccord Genuity Corp. IN TRUST FOR, SYLVAIN LAMBERT, Account # 65J379S1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
113	Canaccord Genuity Corp. IN TRUST FOR, 2641916 ONTARIO INC, Account # 65LG64A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
114	Canaccord Genuity Corp. IN TRUST FOR, DANIEL RODRIGUEZ, Account # 65LG75A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%

30

115	Canaccord Genuity Corp. IN TRUST FOR, GEROLF DE WIN, Account # 65LF89A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
116	Canaccord Genuity Corp. IN TRUST FOR, JOHANNES SCHUNTER, Account # 65L261A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
117	Canaccord Genuity Corp. IN TRUST FOR, EDWARD JOHN FOURNIER, Account # 65LH24A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	30,000	0.02%	30,000	60,000	0.04%	30,000	30,000	0.02%
118	Canaccord Genuity Corp. IN TRUST FOR, RONALD-MARK/JOSEPHIN DEACON/MULLIGAN, Account # 65LG86A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	30,000	0.02%	30,000	60,000	0.04%	30,000	30,000	0.02%
119	Canaccord Genuity Corp. IN TRUST FOR, THOMAS HOFMANN, Account # 65LG25A1, 2200-609 Granville Street, Vancouver, BC V7Y 1H2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
120	Stephen R. Bickel 36 Sea Vista Drive, Palm Coast, FL 32137-2502 USA	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
121	Heinz Panning 37 Jalan Pemimpin, #07-04/05,, Mapex Building, Singapore 577177	30,000	0.02%	30,000	60,000	0.04%	60,000	-	0.00%
122	INVESTOR COMPANY ITF Scott Musgrove, Account # 800543A, 3rd Floor, 77 BLOOR ST. W. PO Box 5999 Station F, TORONTO, ON M5S 1M2	-	0.00%	30,000	30,000	0.02%	30,000	-	0.00%
123	Canaccord Genuity Corp. IN TRUST FOR, REID-ANDERSON PTY LT, Account # 31FP59A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	40,000	40,000	0.02%	40,000	-	0.00%
124	Canaccord Genuity Corp. IN TRUST FOR, ALEXANDER GOUGH, Account # 65LH05A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	40,000	0.02%	40,000	80,000	0.05%	40,000	40,000	0.02%
125	Victor Dario HOF Himmelrich, 3 Barr Zug 6340, Switzerland	-	0.00%	40,000	40,000	0.02%	40,000	-	0.00%
126	Canaccord Genuity Corp. IN TRUST FOR, FREDERIC COTE, Account # 65LG78A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	42,000	0.03%	42,000	84,000	0.05%	42,000	42,000	0.03%
127	Canaccord Genuity Corp. IN TRUST FOR, MICHEL COTE, Account # 65LG96A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	42,000	0.03%	42,000	84,000	0.05%	42,000	42,000	0.03%

31

128	Canaccord Genuity Corp. IN TRUST FOR, R &/OR J WONG/CAO, Account # 65LF34A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	42,850	0.03%	42,850	85,700	0.05%	42,850	42,850	0.03%
129	Canaccord Genuity Corp. IN TRUST FOR, MARCO TRINKL, Account # 65LG94A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	43,000	43,000	0.03%	43,000	-	0.00%
130	Canaccord Genuity Corp. IN TRUST FOR, CHRISTOPHER JANSMA, Account # 65LC05A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	50,000	50,000	0.03%	50,000	-	0.00%
131	Canaccord Genuity Corp. IN TRUST FOR, MARCEL DEGROOT, Account # 65B294V1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	50,000	50,000	0.03%	50,000	-	0.00%
132	Canaccord Genuity Corp. IN TRUST FOR, BENJAMIN VOS, Account # 65LH10A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	50,000	0.03%	50,000	100,000	0.06%	50,000	50,000	0.03%
133	Canaccord Genuity Corp. IN TRUST FOR, CHET TERNG LAU, Account # 65LG10A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	50,000	0.03%	50,000	100,000	0.06%	50,000	50,000	0.03%
134	Canaccord Genuity Corp. IN TRUST FOR, POUL ANDERS LASSEN, Account # 65LG06A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	50,000	0.03%	50,000	100,000	0.06%	50,000	50,000	0.03%
135	Thomas Humphreys 3761 St. Pauls Avenue, North Vancouver, BC V7N 1T2	-	0.00%	50,000	50,000	0.03%	50,000	-	0.00%
136	Dale Michael Johannesen 301-133 Esplanade E, North Vancouver, BC V7L 1A1	-	0.00%	50,000	50,000	0.03%	50,000	-	0.00%
137	David E Erfle 762 Oakglade Dr, Monrovia, CA 91016-1718 USA	-	0.00%	50,000	50,000	0.03%	50,000	-	0.00%
138	Shun Chin 9331 Bakerview Drive, Richmond, BC V7A 129	-	0.00%	50,000	50,000	0.03%	50,000	-	0.00%
139	Canaccord Genuity Corp. IN TRUST FOR, ETENDEKA PTY LTD ATF, Account # 31FU20A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	51,000	51,000	0.03%	51,000	-	0.00%
140	Canaccord Genuity Corp. IN TRUST FOR, MATTHEW KAEMPF, Account # 65L207A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	57,000	57,000	0.03%	57,000	-	0.00%

32

141	Ronald-Peter Stoeferle Sepp Hubatsch-Gasse 10, 2344 Maria Enzersdorf, Austria	69,500	0.04%	57,000	126,500	0.08%	57,000	69,500	0.04%
142	Canaccord Genuity Corp. IN TRUST FOR, LMT INVESTMENTS, PTY, Account # 31FU18A1, 2200-609 Granville Street' Vancouver, BC, V7Y 1H2	60,000	0.04%	60,000	120,000	0.07%	60,000	60,000	0.04%
143	Canaccord Genuity Corp. IN TRUST FOR, KEVIN BRADLEY, Account # 65LH02A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	60,000	60,000	0.04%	60,000	-	0.00%
144	Canaccord Genuity Corp. IN TRUST FOR, OLIJA HOLDINGS PTE L, Account # 31FU19A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	60,000	60,000	0.04%	60,000	-	0.00%
145	Canaccord Genuity Corp. IN TRUST FOR, ROBERT ROTHMAN, Account # 65LG98A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	60,000	0.04%	60,000	120,000	0.07%	60,000	60,000	0.04%
146	Canaccord Genuity Corp. IN TRUST FOR, MICHAEL LEUNG CHEE HANG, Account # 65L203A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	60,000	60,000	0.04%	60,000	-	0.00%
147	Kofalt Limited APDO 0832-1665,, World Trade Center, Panama City, Panama	-	0.00%	60,000	60,000	0.04%	60,000	-	0.00%
148	Tjeerdo Polderman 503-151 West 2nd Street, North Vancouver, BC V7M 3P1	-	0.00%	60,000	60,000	0.04%	60,000	-	0.00%
149	Kim Obermair 3 Walnut Way, Annandale, NJ 08801-3377 USA	-	0.00%	60,000	60,000	0.04%	60,000	-	0.00%
150	538800 BC Ltd 1030 Groveland Place, West Vancouver, BC V7S 1Z5	-	0.00%	65,000	65,000	0.04%	65,000	-	0.00%
151	D. Bruce McLeod 1030 Groveland Place, West Vancouver, BC V7S 1Z5	-	0.00%	65,000	65,000	0.04%	65,000	-	0.00%
152	Canaccord Genuity Corp. IN TRUST FOR, CLAUS BOGH, Account # 65LG90A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	70,000	70,000	0.04%	70,000	-	0.00%
153	Canaccord Genuity Corp. IN TRUST FOR, MITCHELL SHILLER, Account # 65LG63A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	70,000	70,000	0.04%	70,000	-	0.00%
154	Lepp Lee 6119 Ross St, Vancouver, BC V5W 3L1	-	0.00%	70,000	70,000	0.04%	70,000	-	0.00%
155	Daniella Dimitrov, 34 Twenty Seventh St., Toronto, Ontario M8W 2X3	62,500	0.04%	62,500	125,000	0.08%	125,000	-	0.00%

33

156	Canaccord Genuity Corp. IN TRUST FOR, JAROD SEAH, Account # 65L182A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	75,000	75,000	0.05%	75,000	-	0.00%
157	Canaccord Genuity Corp. IN TRUST FOR, DAVID VOKES, Account # 65LH07A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	80,000	0.05%	80,000	160,000	0.10%	80,000	80,000	0.05%
158	Canaccord Genuity Corp. IN TRUST FOR, JOHN/DAVONE CHOW, Account # 65LG82A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	85,000	85,000	0.05%	85,000	-	0.00%
159	Canaccord Genuity Corp. IN TRUST FOR, LOIC CAZAUBON, Account # 65LH06A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	85,000	85,000	0.05%	85,000	-	0.00%
160	Canaccord Genuity Corp. IN TRUST FOR, 1568192 ONTARIO INC, Account # 65LG07A1, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
161	Canaccord Genuity Corp. IN TRUST FOR, KELLY L DEGROOT, Account # 65B281S2, 2200-609 Granville Street, Vancouver, BC' V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
162	Canaccord Genuity Corp. ITF T&L CATTLE LTD., Account # 65H112A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
163	Canaccord Genuity Corp. IN TRUST FOR, 1471159 ONTARIO LTD, Account # 65LG60A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
164	Canaccord Genuity Corp. IN TRUST FOR, PATRICK LANGLOIS, Account # 65LG62A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	100,000	0.06%	100,000	200,000	0.12%	100,000	100,000	0.06%
165	Canaccord Genuity Corp. IN TRUST FOR, PEER SCHLEYERBACH, Account # 65LH04A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
166	Canaccord Genuity Corp. IN TRUST FOR, STEPHEN DEJONG, Account # 65LH39A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%

34

167	Charlotte Skinner 2460 Ottawa Avenue, West Vancouver, BC V7V 2T1	-	0.00%	100,000	100,000	0.06%	100,000	-	0.00%
168	SAIF AHMAD SIDDIQUI 15612 NE 59th Way, Redmond, WA 98052-4818 USA	100,000	0.06%	100,000	200,000	0.12%	200,000	-	0.00%
169	INVESTOR COMPANY ITF Gavin Munday, Account # 743490E, 3rd Floor, 77 BLOOR ST. W. PO Box 5999 Station F, TORONTO, ON M5S 1M2	24,500	0.01%	100,000	124,500	0.08%	100,000	24,500	0.01%
170	Canaccord Genuity Corp. IN TRUST FOR, JONAS FONG, Account # 65LG91A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	114,500	0.07%	114,500	229,000	0.14%	114,500	114,500	0.07%
171	Canaccord Genuity Corp. IN TRUST FOR, THE INVESTMENT MANAGEMENT COMPANY LIMITED, Account # 31FT85A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	130,000	130,000	0.08%	130,000	-	0.00%
172	Canaccord Genuity Corp. IN TRUST FOR, KARSTEN ELLINGSEN AS, Account # 31FU14A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	140,000	140,000	0.09%	140,000	-	0.00%
173	Canaccord Genuity Corp. IN TRUST FOR, JAY CURRIE, Account # 65LH03A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	143,000	143,000	0.09%	143,000	-	0.00%
174	Andrew Kaip 127 Kingsway Cres., Toronto, ON M8X 2S3	43,000	0.03%	143,000	186,000	0.11%	143,000	43,000	0.03%
175	Fausto Di Trapani 3461 Blenheim Street, Vancouver, BC V6L 2X8	-	0.00%	145,000	145,000	0.09%	145,000	-	0.00%
176	Canaccord Genuity Corp. IN TRUST FOR, DAVID DE WITT, Account # 65B321A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	150,000	150,000	0.09%	150,000	-	0.00%
177	Canaccord Genuity Corp. IN TRUST FOR, LIJUKA TRUST, Account # 31FT75A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	150,000	150,000	0.09%	150,000	-	0.00%
178	Canaccord Genuity Corp. IN TRUST FOR, ROBERT KOOMEN, Account # 65LG93A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	100,000	0.06%	150,000	250,000	0.15%	150,000	100,000	0.06%

35

179	Canaccord Genuity Corp. IN TRUST FOR, THE UPSHON FAMILY TRUST, Account # 31FU17A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	160,000	0.10%	160,000	320,000	0.19%	160,000	160,000	0.10%
180	GUNDYCO ITF Romeo and Bea D’Angela 22 Front St. W 4th Floor, Toronto, Ontario M5J 2W5	-	0.00%	200,000	200,000	0.12%	200,000	-	0.00%
181	Canaccord Genuity Corp. IN TRUST FOR, AVISHAY AYALON, Account # 65LC95A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	59,000	0.04%	215,000	274,000	0.17%	215,000	59,000	0.04%
182	Canaccord Genuity Corp. IN TRUST FOR, MELTEMI VENTURES S.R, Account # 31FU16A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	220,000	220,000	0.13%	220,000	-	0.00%
183	Canaccord Genuity Corp. IN TRUST FOR, EMMANUEL DENIS, Account # 65LG02A1, 2200-609 Granville Street, Vancouver, BC, V7Y 1H2	-	0.00%	285,000	285,000	0.17%	285,000	-	0.00%
184	Merlin Management S.A. Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	185,000	0.11%	285,000	470,000	0.29%	285,000	185,000	0.11%
185	Matthew D Huff 4217 Calmont Ave, Fort Worth, TX 76107-4310 USA	-	0.00%	541,000	541,000	0.33%	541,000	-	0.00%
186	INVESTOR COMPANY ITF Christina Munday, Account # 27L732A, 3rd Floor, 77 BLOOR ST. W. PO Box 5999 Station F, TORONTO, ON M5S 1M2	-	0.00%	569,000	569,000	0.34%	569,000	-	0.00%
187	GUNDYCO ITF D’Angela Family Investments, 22 Front St. W 4th Floor, Toronto, Ontario M5J 2W5	1,704,379	1.04%	1,704,379	3,408,758	2.03%	1,704,379	1,704,379	1.03%
188	Joanne Yan 2101-1680 Bayshore Dr., Vancouver, BC V6G 3H6	150,000	0.09%	150,000	300,000	0.18%	300,000	-	0.00%
189	Jie Yang 3948 West 24th Ave., Vancouver, BC V6S 1M2	150,000	0.09%	150,000	300,000	0.18%	300,000	-	0.00%
190	Dickson Hall 599189 British Columbia Ltd. 1890 Waterloo St., Vancouver, BC V6R 3G4	150,000	0.09%	150,000	300,000	0.18%	150,000	150,000	0.09%
191	Junkui Tu Suite 1103 - 23 Sheppard Ave East, North York, ON M2N 0C8	5,000	0.00%	90,000	95,000	0.06%	90,000	5,000	0.00%
192	Erwin Speckert 1069 Loggers Crossing Lane, Minden, ON K0M 2K0	160,000	0.10%	160,000	320,000	0.19%	320,000	-	0.00%
193	William James Perry The Old Stable House, Chilland Lane, Martyr Worthy, Winchester S021 1EB, UK	-	0.00%	77,143	77,143	0.05%	77,143	-	0.00%
194	Sebastien de Montessus 50 Sheffield Terrace, W8 7NA London UK	2,661,905	1.62%	971,428	3,633,333	2.16%	3,623,333	10,000	0.01%
195	Guillaume Clignet Discovery Gardens, Building 102, Apt 212, Dubai, UAE	2,661,905	1.62%	971,428	3,633,333	2.16%	1,942,856	1,690,477	1.02%
196	Sebastian Marr 59 Studdidge Street, London, SW6 3SL, UK	11,615,200	7.06%	11,854,484	23,469,684	12.49%	11,854,484	11,615,200	6.60%

36

197	Dr. Marshall Arlin 15411 Victoria Ave., White Rock, BC V4B 1H4	10,000	0.01%	10,000	20,000	0.01%	10,000	10,000	0.01%
198	Samuel Ash 2W Market Avenue, Kellogg, Idaho, USA 83837	286,003	0.17%	286,003	572,006	0.35%	572,006	-	0.00%
199	BMO Nesbitt Burns ITF Gemstone 102 Ltd., Suite 1301-885 West Georgia Street, Vancouver, BC, V6C 3E8	-	0.00%	5,159,693	5,159,693	3.04%	5,159,693	-	0.00%
200	MTNASH Investment Management LLC 99 Wall Street STE 1900, New York, NY 10005 USA	-	0.00%	571,000	571,000	0.35%	571,000	-	0.00%
201	J Matthew Fifield 13 Sirius Cove Road, Mosman, NSW 2088	285,714	0.17%	285,714	571,428	0.35%	285,714	285,714	0.17%
202	Fairview Gold Fund I, LP 119 S. Main Street, Suite 410, Seattle, WA 98104	71,500	0.04%	71,500	143,000	0.09%	143,000	-	0.00%
203	FP Credit, LLC 119 S. Main Street, Suite 410, Seattle, WA 98104	42,750	0.03%	42,750	85,500	0.05%	85,500	-	0.00%
204	Dardan Holdings Ltd. One Ocean Paradise Island Drive, Nassau, Bahamas	-	0.00%	1,622,857	1,622,857	0.98%	1,622,857	-	0.00%
205	Richard Williams 107 Glenview Avenue, Toronto, ON M4R 1R1	1,391,286	0.85%	214,286	1,605,572	0.97%	428,572	1,177,000	0.71%
206	JAYVEE & CO A/C # 36104 ITF Merk Investments fao ASA Gold and Precious Metals Limited, CIBC Mellon Global Securities Service AC#: 36104, 1 York street, Suite 900 Toronto, Canada, M5J 0B6	1,250,000	0.76%	1,250,000	2,500,000	1.50%	2,500,000	-	0.00%
207	Jayvee & Co. 1 York Street Suite 900, Toronto, Ontario M5J 0B6, CIBC Mellon Global Securities Services	9,500,000	5.78%	9,500,000	19,000,000	10.36%	9,500,000	9,500,000	5.46%
208	Amir Bem 25 Sable Street, Toronto, ON M6M 3K8	186,667	0.11%	7,386,666	7,573,333	4.40%	7,386,666	186,667	0.11%
209	Bruce Reid 46 Halford Ave., Toronto, ON M6S 4E9	-	0.00%	933,334	933,334	0.56%	933,334	-	0.00%
210	National Bank Financial Inc Cust FBO Douglas Hamilton, M100-1010 De La Gauchetiere O/W, Montreal QC H3B 5J2	30,000	0.02%	30,000	60,000	0.04%	30,000	30,000	0.02%
211	Mark Greaves 110 Fitzwilliam Blvd., London, ON N6H 5H4	13,334	0.01%	13,333	26,667	0.02%	13,333	13,334	0.01%
212	TD Wealth Private Investment Advice, ITF, Jeffrey Fuller, 220 Commerce Valley Drive West, 3rd Floor, Markham, ON L3T 0A8	816,667	0.50%	816,667	1,633,334	0.98%	1,616,667	16,667	0.01%
213	GUNDYCO ITF Wayne Parsons, 22 Front Street, 4th Floor, Toronto, ON M5J 2W5	4,916,671	2.99%	4,773,333	9,690,004	5.56%	4,773,333	4,916,671	2.90%
214	Todd Hennis 15100 Foothill Rd., Golden Colorado 80401 USA	33,334	0.02%	33,334	66,668	0.04%	33,334	33,334	0.02%
215	Nicholas Konkin 69 Leacrest Road, Apt. 8, Toronto, ON M4G 1E5	32,900	0.02%	12,533	45,433	0.03%	89,676	-44,243	-0.03%
216	Haywood Securities Inc. 700-200 Burrard St., Vancouver, BC V6C 3L6	77,143	0.05%	20,000	97,143	0.06%	20,000	77,143	0.05%
217	PI Financial Corp. 1900-666 Burrard Street, Vancouver, BC V6C 3N1	20,000	0.01%	20,000	40,000	0.02%	20,000	20,000	0.01%

37

218	GMP Securities L.P. ITF A/C 400-XPG0-E, 145 King Street West, Suite 300, Toronto, ON M5H 1J8	200,000	0.12%	200,000	400,000	0.24%	400,000	-	0.00%
219	Maria Bruzzese 18 King Street East, Suite 902, Toronto, ON M5C 1C4	40,000	0.02%	40,000	80,000	0.05%	40,000	40,000	0.02%
220	Rensburg Client Nominees Limited A/C CLT, 100 Old Hall Street, Liverpool, UK L3 9AB	-	0.00%	200,000	200,000	0.12%	200,000	-	0.00%
221	Hummingbird Resources PLC, 26 Mount Row,, London W1K 3SQ England, UK	9,625,837	5.85%	2,660,000	12,285,837	6.95%	12,225,837	60,000	0.04%
222	Manish Kotecha, 56 Longley Road, Harrow, UK HA1 4TH	340,000	0.21%	340,000	680,000	0.41%	680,000	-	0.00%
223	Carol Stefopulos, 712 Rossland Road East,, Suite 302, Whitby, ON L1N 938	400,000	0.24%	400,000	800,000	0.48%	800,000	-	0.00%
224	Metaltail Ltd., Suite 011, Grand Baie Business Park, Avenue Gerenium & Reservoir Road, Grand Baie, Mauritius 30510	1,000,000	0.61%	1,000,000	2,000,000	1.20%	1,000,000	1,000,000	0.60%
225	Peterson Law Professional Corporation, 18 King Street East, Suite 902, Toronto, ON M5C 1C4	2,000,000	1.22%	2,000,000	4,000,000	2.37%	2,000,000	2,000,000	1.20%
226	John Patrick Ryan 703 Highview Drive, Wyckoff, NJ 07481	1,266,666	0.77%	986,666	2,253,332	1.35%	2,253,332	-	0.00%
227	Vincenza Pratt 703 Highview Drive, Wyckoff, NJ 07481	-	0.00%	200,000	200,000	0.12%	200,000	-	0.00%
228	National Bank Financial Inc. ITF Sprott Capital Partners LP A/C, 41SEH0A, M100 – 1010 de la Gauchetiere St. West, Montreal,, QC H3B 5J2	2,591,925	1.58%	2,591,925	5,183,850	3.06%	2,591,925	2,591,925	1.55%
229	Fidelity Clearing Canada in trust for “7AW” inventory, 200 – 483 Bay St., South Tower, Toronto, ON M5G 2N7	647,982	0.39%	647,982	1,295,964	0.78%	647,982	647,982	0.39%
230	Nicholas J. Grace, 41 South Parade, London, W4 1JS, UK	12,500,000	7.60%	12,500,000	25,000,000	13.20%	25,000,000	-	0.00%
231	Investor Company, ITF 5J5923 Extract Capital Master Fund Ltd., 77 Bloor St, 3rd Floor, Toronto, ON M5S 1M2	800,000	0.49%	800,000	1,600,000	0.96%	1,600,000	-	0.00%
232	Bradley Barnett, 650 Clarendon Avenue, San Francisco, CA 94131	208,860	0.13%	208,860	417,720	0.25%	417,720	-	0.00%
233	David Wiens, 3-1421 Maple Street, Vancouver BC V6J 3S1	615,360	0.37%	208,860	824,220	0.50%	417,720	406,500	0.25%
234	ROYTOR & CO - FBO 120029880068 ITF IXIOS Asset Management, 155 Wellington st west, 2nd Floor, Securities Cage, Toronto, ON M5V 3L3	1,250,000	0.76%	1,250,000	2,500,000	1.50%	2,500,000	-	0.00%
235	JAYVEE & CO, A/C # 392818, ITF Ruffer LLP, CIBC Mellon Global Securities Service Company, 1 York street, Suite 900 Vault Operations, Toronto, Canada, M5J 0B6	1,050,000	0.64%	1,050,000	2,100,000	1.26%	2,100,000	-	0.00%
236	National Bank Financial, ITF David Rosenkrantz, 1010 rue de la Gauchetière, O., M100, Montréal QC H3B 5J2	250,000	0.15%	250,000	500,000	0.30%	500,000	-	0.00%
237	Canaccord Genuity Corp, ITF Gordon Holmes, 609 Granville Street, Suite 2200, Vancouver, BC V7Y 1H2	955,000	0.58%	955,000	1,910,000	1.15%	1,910,000	-	0.00%
	TOTAL	93,397,223	56.8%	111,812,436	205,209,659	116.99%	149,090,174	56,119,485	32.89%
	All directors and officers as a group (7 persons)	7,359,320	4.38%	5,632,482	12,991,802	7.38%	6,341,631	6,650,171	3.86%

Notes:

(1)	This table is based upon information supplied by the selling shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling shareholder, shares issuable upon the exercise of warrants are included with respect to that selling shareholder. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table above have sole voting and investment power with respect to all Common Shares that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 164,435,442 Common Shares outstanding on November 14, 2021, adjusted as required by rules promulgated by the SEC.

38

PLAN OF DISTRIBUTION

We are registering the Common Shares to permit the resale of those Common Shares under the Securities Act from time to time after the date of this Prospectus at the discretion of the holders of such Common Shares. We will not receive any of the proceeds from the sale by the selling shareholders of the Common Shares. We will bear all fees and expenses incident to our obligation to register the Common Shares.

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Shares on the CSE, or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable Canadian laws and other applicable local laws are satisfied. The selling shareholders may also sell their Common Shares directly or through one or more underwriters, broker-dealers, or agents. If the Common Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;
●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this Prospectus.

If the selling shareholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by any selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of Common Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume. The selling shareholders may also sell Common Shares short and deliver Common Shares covered by this Prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such Common Shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Shares offered by this Prospectus, which Common Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

39

The selling shareholders and any broker-dealers or agents that are involved in selling the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Shares.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders and we are not subject to any cease and desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Common Shares registered pursuant to the registration statement of which this Prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Shares may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Shares by the selling shareholders or any other person. All of the foregoing provisions may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will pay all expenses of the registration of the Common Shares, estimated to be approximately $55,000 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this Prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the Common Shares may be resold by the selling shareholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the Common Shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Once sold under the registration statement of which this Prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

40

LEGAL PROCEEDINGS

Other than as described below, neither the Company nor its property is the subject of any current, pending, or threatened legal proceedings. The Company is not aware of any other legal proceedings in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of the Company’s voting securities, or any associate of any such director, officer, affiliate or security holder of the Company, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

On or about June 14, 2021, a lawsuit was filed in the US District Court for the District of Idaho brought by a purported personal representative of the estate of a minority shareholder of Placer Mining. The named defendants include Placer Mining, certain of Placer Mining’s shareholders, the Company, and certain of the Company’s shareholders. The lawsuit alleges that Placer Mining entered into a series of transactions, including amendments to the Company’s lease with Placer Mining, in breach of an agreement dated August 31, 2018 which allegedly restricted the sale of shares in Placer Mining by certain shareholders. On August 13, 2021, the Company filed a motion to dismiss the claim for lack of jurisdiction and standing.

On July 28, 2021, a lawsuit was filed in the US District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of AMD in the Crescent Mine. The plaintiff has requested unspecified damages.

The Company believes the claims in both lawsuits, as they relate to Bunker Hill, are without merit and intends to defend them vigorously.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Financial Statements included in this Prospectus and in the registration statement have been audited by MNP LLP and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The technical information appearing or incorporated by reference in this prospectus concerning the Bunker Hill Mine, including estimates of mineral resources and mineral reserves, was derived from the technical reports prepared by Resource Development Associates, Inc. independent mining consultants. As of the date hereof, Resource Developments Associates, Inc. beneficially owns none of our outstanding common stock.

The validity of the issuance of the Common Shares hereby will be passed upon for us by J.P. Galda & Co., 40 East Montgomery Avenue, LTW 220 Ardmore , PA 19003.

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DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES

Nevada law allows a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including attorneys’ fees and amounts paid in settlement) and, provided that such individual, or indemnitee, acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable grounds to believe his or her conduct was lawful. Nevada law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses including amounts paid in settlement and attorneys’ fees in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper.

Nevada law also provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either:

(i)	by the shareholders;
(ii)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding;
(iii)	if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(iv)	if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains web site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

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This prospectus constitutes part of a registration statement filed under the Securities Act with respect to the shares of common stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and web site of the SEC referred to above. You may also access our filings with the SEC on our web site, which is located at http://www.bunkerhillmining.com/. Except as specifically incorporated by reference into this Prospectus, the information contained on our web site is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

INFORMATION INCORPORATED BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement and (ii) from the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than Current Reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K):

●	our Transition Report on Form 10-K for the transition period ended December 31, 2020, filed with the SEC on April 1, 2021;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021, for the quarter ended June 30, 2021, filed with the SEC on August 16, 2021, and for the quarter ended September 30, 2021, filed with the SEC on November 15, 2021;

●	our Current Reports on Form 8-K filed with the SEC on May 4, 2021, September 24, 2021, and November 8, 2021; and

●	the description of our common stock set forth in the registration statement on Form S-1 on December 16, 2020, including any amendments or reports filed for purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that is incorporated by reference in this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in such documents. You may request a copy of such documents, which will be provided to you at no cost, by writing or telephoning us at the following address or telephone number:

BUNKER HILL MINING CORP.

82 Richmond Street East

Toronto, Ontario, Canada M5C 1P1

Attention: Chief Financial Officer

Telephone: 416-477-7771

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:

SEC Registration Fee	US$
Printing Expenses	US$	1500
Accounting Fees and Expenses	US$	3500
Legal Fees and Expenses	US$	20000
Blue Sky Fees/Expenses		0
Transfer Agent Fees		0
TOTAL	$

Item 14. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

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To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;
(b)	the establishment of a program of self-insurance;
(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and
(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

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(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation and bylaws limit director liability and provide for indemnification to the fullest extent provided by Nevada law.

Item 15 Recent Sales of Unregistered Securities

On November 20, 2017, the Company issued 1,366,320 (non-consolidated) shares in a private placement transaction at a purchase price of C $1.25 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

On December 1, 2017, the Company issued 204,000 (non-consolidated) shares in a private placement transaction at a purchase price of C $1.25 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

On December 6, 2017, the Company issued 4,000,000 (non-consolidated) shares in a private placement transaction at a purchase price of C $1.25 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On December 11, 2017, the Company issued 390,000 (non-consolidated) shares in a private placement transaction at a purchase price of C $1.25 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

On August 8, 2018, the Company issued 1,604,076 (non-consolidated) shares in a private placement transaction at a purchase price of C $0.45 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On November 27, 2018, the Company issued 6,058,664 (non-consolidated) shares in a private placement transaction at a purchase price of C $0.075 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On November 28, 2018, the Company issued 400,000 (non-consolidated) shares in a private placement transaction at a purchase price of C $0.075 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On June 27, 2019, the Company issued 11,660,000 (non-consolidated) shares in a private placement transaction at a purchase price of C $0.05 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On August 1, 2019, the Company issued 23,769,000 (non-consolidated) shares in a private placement transaction at a purchase price of C $0.05 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

On August 23, 2019, the Company issued 31,912,000 (non-consolidated) shares in a private placement transaction at a purchase price of C $0.05 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

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On August 30, 2019, the Company issued 1,000,000 (non-consolidated) shares in a private placement transaction at a purchase price of C $0.05 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On February 25, 2020, the Company issued 3,687,501 shares in a private placement transaction at a purchase price of C $0.56 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On May 12, 2020, the Company issued 3,687,501 shares in a private placement transaction at a purchase price of C $0.56 per share in a transaction that was exempt from registration under Regulation S for transactions outside of the United States.

On August 14, 2020, the Company issued 35,212,142 shares and 35,212,142 warrants in a private placement transaction at a purchase price of C $0.35 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

On August 25, 2020, the Company issued 10,940,534 shares and 10,940,534 warrants in a private placement transaction at a purchase price of C $0.35 per share in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States.

Sprott Capital Partners LP and Cormark Securities Inc. (the “Agents”) acted as agents in connection with the latter two placements and were paid a cash commission of C$1,086,685 in the aggregate and were issued 3,239,907 compensation warrants (“Broker Warrants”) as compensation for their services. Broker Warrants are exercisable into Units at an exercise price equal to C$0.35 until August 31, 2023.

On February 24, 2021, the Company closed a non-brokered private placement of 19,994,080 Units of the Company at $0.40 per Unit for gross proceeds of approximately C$8,000,000 in a transaction that was exempt from registration under Regulation D for section 4 (a) (2) of the Securities Act of 1933 or Regulation S for transactions outside of the United States. Each Unit consists of one Common Share of the Company and one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share of the Company at a price of C$0.60 per Common Share for a period of five years.

Item 16. Exhibits.

3.1	Articles of Incorporation (included as exhibit to Form S-1 filed with the Securities and Exchange Commission on April 1, 2008).
3.2	Bylaws (included as exhibit to Form S-1 filed with the Securities and Exchange Commission on April 1, 2008).
3.3	Articles of Amendment (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on February 12, 2010).
3.3	Amended Bylaws (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on October 25, 2010).
3.4	Amended and Restated Bylaws of Liberty Silver Corp., December 14, 2011 (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on December 14, 2011).
3.5	Amended and Restated Articles of Incorporation of Liberty Silver Corp, (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on December 28, 2012)
3.6	Amended and Restated Bylaws of Liberty Silver Corp., dated December 21, 2012. (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on December 28, 2012)
3.7	Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations, effective September 29, 2017 (included as an exhibit to the Form 8-K filed with the Securities and Exchange Commission on September 18, 2017).
3.8	Amended and Restated Articles of Incorporation of Liberty Silver Corp.*
3.9	Amended and Restated Articles of Incorporation of Liberty Silver Corp.*
3.10	Certificate of Change dated May 1, 2019*

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3.11	Certificate of Amendment dated September 11, 2020*
4.1	Warrant Indenture dated as of August 14, 2020*
5.1	Opinion regarding Legality**
10.1	Mineral Property Purchase Agreement corporation (included as exhibit to Form S-1 filed with the Securities and Exchange Commission on April 1, 2008).
10.2	Exploration Earn-In Agreement dated March 29, 2010, by and between Liberty Silver Corp, a Nevada corporation, and AuEx Ventures, Inc., a Nevada corporation (included as exhibit to Form S-1/A filed with the Securities and Exchange Commission on February 19, 2013).
10.3	Purchase Agreement Hi Ho Silver Mining Claims dated October 15, 2012 (included as exhibit to Form S-1/A filed with the Securities and Exchange Commission on January 24, 2013).
10.4	Registration Rights Agreement dated October 15, 2012 (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on October 16, 2012).
10.5	Memorandum of Exploration Earn-In Agreement, effective March 29, 2010 (included as exhibit to Form S-1/A filed with the Securities and Exchange Commission on January 24, 2013).
10.6	Letter Agreement re Assignment of Exploration Earn-In Agreement, effective July 1, 2010 (included as exhibit to Form S-1/A filed with the Securities and Exchange Commission on January 24, 2013).
10.7	Mining Lease with Option to Purchase, by and between Liberty Silver Corp. and Placer Mining Corporation, dated August 17, 2017 (included as exhibits to Form 8-K filed with the Securities and Exchange Commission on August 23, 2017).
10.8	Standstill Agreement dated May 16, 2017 (included as an exhibit to Form 8-K filed with the Securities and Exchange Commission on May 25, 2017).
10.9	First Amendment to the Amended and Restated Loan Agreement and Notice, dated January 20, 2017 (included as exhibits to the Form 8-K filed with the Securities and Exchange Commission on January 24, 2017).
10.10	Settlement Agreement with EPA*
10.11	Lease with Option to Purchase dated November 1, 2017*
10.12	Lease Amendment*
10.13	Clarification and Second Amendment to Lease*
10.14	Reinstatement and Amendment to Lease*
10.15	Fourth Amendment to Lease*
10.16	Notice of intention to extend the Lease*
10.17	Second Agreement to Extend Lease*
10.18	Notice of Lease Extension*
23.1	Consent of MNP LLP**
23.2	Consent of J.P. Galda & Co. (Included in Exhibit 5)**
23.3	Consent of Deepak Malhorta, PhD.**
23.4	Consent of Robert H. Todd**
23.5	Consent of Scott E. Wilson**
96.1	Technical Report and Preliminary Economic Assessment for Ungergrioupnd Milling and Concentration of Lead, Zinc and Silver at the Bunker Hill Mine, November 3, 2021 (incorporated by reference to Form 8-K dated November 8, 2021

Item 17. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a posteffective amendment to this Registration Statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act;

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(b) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(6) For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(7) For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(d) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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PART IV

ITEM 15. EXHIBITS.

The following documents are filed as part of this Registration Statement:

3.1	Articles of Incorporation (included as exhibit to Form S-1 filed with the Securities and Exchange Commission on April 1, 2008).
3.2	Bylaws (included as exhibit to Form S-1 filed with the Securities and Exchange Commission on April 1, 2008).
3.3	Articles of Amendment (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on February 12, 2010).
3.3	Amended Bylaws (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on October 25, 2010).
3.4	Amended and Restated Bylaws of Liberty Silver Corp., December 14, 2011 (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on December 14, 2011).
3.5	Amended and Restated Articles of Incorporation of Liberty Silver Corp, (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on December 28, 2012)
3.6	Amended and Restated Bylaws of Liberty Silver Corp., dated December 21, 2012. (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on December 28, 2012)
3.7	Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations, effective September 29, 2017 (included as an exhibit to the Form 8-K filed with the Securities and Exchange Commission on September 18, 2017).
3.8	Amended and Restated Articles of Incorporation of Liberty Silver Corp.*
3.9	Amended and Restated Articles of Incorporation of Liberty Silver Corp.*
3.10	Certificate of Change dated May 1, 2019*
3.11	Certificate of Amendment dated September 11, 2020*
4.1	Warrant Indenture dated as of August 14, 2020*
5.1	Opinion regarding Legality**
10.1	Mineral Property Purchase Agreement corporation (included as exhibit to Form S-1 filed with the Securities and Exchange Commission on April 1, 2008).
10.2	Exploration Earn-In Agreement dated March 29, 2010, by and between Liberty Silver Corp, a Nevada corporation, and AuEx Ventures, Inc., a Nevada corporation (included as exhibit to Form S-1/A filed with the Securities and Exchange Commission on February 19, 2013).
10.3	Purchase Agreement Hi Ho Silver Mining Claims dated October 15, 2012 (included as exhibit to Form S-1/A filed with the Securities and Exchange Commission on January 24, 2013).
10.4	Registration Rights Agreement dated October 15, 2012 (included as exhibit to Form 8-K filed with the Securities and Exchange Commission on October 16, 2012).
10.5	Memorandum of Exploration Earn-In Agreement, effective March 29, 2010 (included as exhibit to Form S-1/A filed with the Securities and Exchange Commission on January 24, 2013).
10.6	Letter Agreement re Assignment of Exploration Earn-In Agreement, effective July 1, 2010 (included as exhibit to Form S-1/A filed with the Securities and Exchange Commission on January 24, 2013).
10.7	Mining Lease with Option to Purchase, by and between Liberty Silver Corp. and Placer Mining Corporation, dated August 17, 2017 (included as exhibits to Form 8-K filed with the Securities and Exchange Commission on August 23, 2017).
10.8	Standstill Agreement dated May 16, 2017 (included as an exhibit to Form 8-K filed with the Securities and Exchange Commission on May 25, 2017).
10.9	First Amendment to the Amended and Restated Loan Agreement and Notice, dated January 20, 2017 (included as exhibits to the Form 8-K filed with the Securities and Exchange Commission on January 24, 2017).
10.10	Settlement Agreement with EPA*
10.11	Lease with Option to Purchase dated November 1, 2017*
10.12	Lease Amendment*
10.13	Clarification and Second Amendment to Lease*
10.14	Reinstatement and Amendment to Lease*
10.15	Fourth Amendment to Lease*
10.16	Notice of intention to extend the Lease*
10.17	Second Agreement to Extend Lease*
10.18	Notice of Lease Extension*
23.1	Consent of MNP LLP**
23.2	Consent of J.P. Galda & Co. (Included in Exhibit 5)**
23.3	Consent of Deepak Malhorta, PhD.**
23.4	Consent of Robert H. Todd**
23.5	Consent of Scott E. Wilson**
96.1	Technical Report and Preliminary Economic Assessment for Ungergrioupnd Milling and Concentration of Lead, Zinc and Silver at the Bunker Hill Mine, November 3, 2021 (incorporated by reference to Form 8-K dated November 8, 2021

*Previously filed.

** Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on November 22, 2021.

Bunker Hill Mining Corp.

By:	/s/ Sam Ash
Sam Ash
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David Wiens and Joseph P. Galda, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of November 22, 2021, by the following persons in the capacities indicated below.

BY:	/s/ Sam Ash
Chief Executive Officer

BY:	/s/ Richard Williams
Chairman and Director

BY:	/s/ David Wiens
Chief Financial Officer
and Principal Accounting Officer

BY:	/s/ Pamela Saxton
Director

BY:	/s/ Wayne Parsons
Director

BY:	/s/ Dickson Hall
Director

BY:	/s/ Cassandra Joseph
Director

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